LOAN AGREEMENT

for a loan in the maximum amount of

$325,000,000

MADE BY AND BETWEEN

TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP,

as Borrower,

EUROHYPO AG, NEW YORK BRANCH,

as Administrative Agent, Joint Lead Arranger

and Joint Book Runner,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent, Joint Lead Arranger

and Joint Book Runner,

CALYON NEW YORK BRANCH,

as Documentation Agent, Joint Lead Arranger

and Joint Book Runner

AND

THE LENDING INSTITUTIONS NAMED HEREIN

Dated as of  January 8, 2008

TABLE OF CONTENTS

Page

ARTICLE 1 INCORPORATION OF RECITALS AND EXHIBITS1

1.1	Incorporation of Recitals.
1.2	Incorporation of Exhibits.

ARTICLE 2 DEFINITIONS2

2.1	Defined Terms.
2.2	Other Definitional Provisions.

ARTICLE 3 BORROWER’S REPRESENTATIONS AND WARRANTIES13

3.1	Organization.
3.2	Proceedings.
3.3	No Conflicts.
3.4	Litigation.
3.5	Agreements.
3.6	Title.
3.7	No Bankruptcy Filing.
3.8	Full and Accurate Disclosure.
3.9	No Plan Assets.
3.10	Compliance.
3.11	Financial Information.
3.12	Condemnation.
3.13	Federal Reserve Regulations.
3.14	Utilities and Public Access.
3.15	Not a Foreign Person.
3.16	Separate Lots.
3.17	Assessments.
3.18	Enforceability.
3.19	No Prior Assignment.
3.20	Insurance.
3.21	Use of Project.
3.22	Certificate of Occupancy; Licenses.
3.23	Flood Zone.
3.24	Physical Condition.
3.25	Boundaries.
3.26	Leases/License Agreement.
3.27	Hazardous Materials.
3.28	REA.
3.29	Filing and Recording Taxes.
3.30	Special Purpose Entity.
3.31	Management Agreement.
3.32	Illegal Activity.
3.33	No Change in Facts or Circumstances; Disclosure.
3.34	Tax Filings.
3.35	Solvency/Fraudulent Conveyance.
3.36	Investment Company Act.
3.37	Lockbox Account.
3.38	Ground Lease.
3.39	Assignment of Leases.
3.40	Bank Holding Company.
3.41	No Other Debt.
3.42	Intentionally Omitted.
3.43	Borrower Entity/Separateness.
3.44	Foreign Assets Control Regulations, Etc.
3.45	Survival of Representations.

ARTICLE 4 TERMS OF LOAN AND LOAN DOCUMENTS26

4.1	Agreement to Borrow and Lend; Lenders’ Obligation to Disburse.
4.2	Loan Documents.
4.3	Term of the Loan.

ARTICLE 5 INTEREST PAYMENTS AND OTHER PAYMENTS29

5.1	Interest Rate.
5.2	Monthly Principal Payments.
5.3	Payment on Maturity Date.
5.4	Loan Prepayments.
5.5	Default Interest; Late Charges.

ARTICLE 6 COSTS OF MAINTAINING LOAN33

6.1	Increased Costs and Capital Adequacy.
6.2	Borrower Withholding.

ARTICLE 7 LOAN EXPENSE AND ADVANCES AND SECURITY OF MORTGAGE FOR SAME35

7.1	Loan and Administration Expenses.
7.2	Lenders’ Attorneys’ Fees and Disbursements.
7.3	Time of Payment of Fees and Expenses.
7.4	Expenses and Advances Secured by Loan Documents.
7.5	Right of Lenders to Make Advances to Cure Borrower’s Defaults.

ARTICLE 8 REQUIREMENTS PRECEDENT TO THE CLOSING37

8.1	Conditions Precedent.

ARTICLE 9 CASH MANAGEMENT AGREEMENT40

9.1	Deposits into Lockbox Account.
9.2	Payments Received in the Lockbox Account.
9.3	No Deductions, etc.

ARTICLE 10 RESERVES42

10.1	Intentionally Omitted.
10.2	Tax and Insurance Escrow Fund.
10.3	Leasing Reserve.
10.4	Ground Rent Funds.
10.5	Pledge and Security Interest; Additional Provisions.

ARTICLE 11 INTENTIONALLY OMITTED44

ARTICLE 12 INTENTIONALLY OMITTED44

ARTICLE 13 INTENTIONALLY OMITTED45

ARTICLE 14 AFFIRMATIVE COVENANTS45

14.1	Existence; Compliance with Laws; Insurance.
14.2	Taxes and Other Charges.
14.3	Litigation.
14.4	Access to Project.
14.5	Notice of Default.
14.6	Cooperate in Legal Proceedings.
14.7	Lost Notes.
14.8	Insurance Benefits.
14.9	Further Assurances.
14.10	Mortgage Taxes.
14.11	Financial Reporting.
14.12	Business and Operations.
14.13	Title to the Project.
14.14	Costs of Enforcement.
14.15	Estoppel Statement.
14.16	Loan Proceeds.
14.17	Performance by Borrower.
14.18	Interest Rate Agreements.
14.19	No Joint Assessment.
14.20	Leasing Matters.
14.21	Alterations.
14.22	Principal Office.
14.23	Handicapped Access.
14.24	No Further Encumbrances.
14.25	Operation of Project.
14.26	Licenses.
14.27	Collateral Letters of Credit.
14.28	Appraisals.
14.29	Special Purpose Entity.
14.30	Debt Service Coverage Ratio.

ARTICLE 15 NEGATIVE COVENANTS56

15.1	Management Agreement.
15.2	Liens.
15.3	Dissolution.
15.4	Change In Business.
15.5	REA.
15.6	Affiliate Transactions.
15.7	Zoning.
15.8	Assets.
15.9	Debt.
15.10	Organizational Documents.
15.11	Principal Office and Organization.
15.12	ERISA.
15.13	Transfers.
15.14	Project Demised Under Ground Lease.
15.15	Leases.

ARTICLE 16 INSURANCE; CASUALTY; CONDEMNATION; RESTORATION61

16.1	Insurance.
16.2	Casualty.
16.3	Condemnation.
16.4	Restoration.

ARTICLE 17 ASSIGNMENTS BY LENDERS70

17.1	Assignments and Participations.

ARTICLE 18 CERTAIN TRANSFERS BY BORROWER73

18.1	Prohibition of Transfers in Violation of ERISA.
18.2	Grants of Easements and Dedications.

ARTICLE 19 EVENTS OF DEFAULT74

19.1	Events of Default.

ARTICLE 20 LENDERS’ REMEDIES IN EVENT OF DEFAULT76

20.1	Remedies Conferred Upon Lenders.
20.2	Non-Waiver of Remedies.

ARTICLE 21 AGENT77

21.1	Appointment.
21.2	Reliance on Agent.
21.3	Powers.
21.4	Disbursements.
21.5	Distribution and Apportionment of Payments.
21.6	Consents and Approvals.
21.7	Agency Provisions Relating to Collateral.
21.8	Lender Actions Against Borrower or the Collateral.
21.9	Assignment and Participation.
21.10	Ratable Sharing.
21.11	General Immunity.
21.12	No Responsibility for Loan, Recitals, etc.
21.13	Action on Instructions of Lenders.
21.14	Employment of Agents and Counsel.
21.15	Reliance on Documents; Counsel.
21.16	Agent’s Reimbursement and Indemnification.
21.17	Rights as a Lender.
21.18	Lenders’ Credit Decisions.
21.19	Notices.
21.20	Successor Agent/Removal of Agent.
21.21	Modifications to Article 21.
21.22	Titles.

ARTICLE 22 GENERAL PROVISIONS88

22.1	Captions.
22.2	Modification; Waiver.
22.3	Governing Law.
22.4	Merger.
22.5	Acquiescence Not to Constitute Waiver of Lenders’ Requirements.
22.6	Disclaimer by Lenders.
22.7	Partial Invalidity; Severability.
22.8	Definitions Include Amendments.
22.9	Execution in Counterparts.
22.10	Entire Agreement.
22.11	Best Knowledge Standard.
22.12	Incorporation by Reference; Conflict.
22.13	Waiver of Damages.
22.14	Jurisdiction.
22.15	Set-Offs.
22.16	Successor and Assigns.

ARTICLE 23 NOTICES93

ARTICLE 24 WAIVER OF JURY TRIAL94

ARTICLE 25 EXCULPATION94

25.1	Partner Exculpation.

Exhibit A                      -           Legal Description of Land
Exhibit B                      -           Schedule of Tenant Defaults
Exhibit C                      -           REA
Exhibit D                      -           Permitted Exceptions
Exhibit E                      -           Intentionally Deleted
Exhibit F                      -           Special Purpose Entity Requirements
Exhibit G                      -           Assignment and Assumption
Exhibit H                      -           Borrower’s Organizational Chart

LOAN AGREEMENT
Project Commonly Known as
“International Plaza”

THIS LOAN AGREEMENT (“Agreement”) is made as of January 8, 2008, by and between TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP (“Borrower”), EUROHYPO AG, NEW YORK BRANCH, as administrative agent (in such capacity, “Agent”) and Lead Arranger, and each of the undersigned lending institutions, their respective successors and assigns (referred to individually as a “Lender” and collectively as, “Lenders”).

W I T N E S S E T H:

RECITALS

A.           Borrower holds a leasehold interest in the Land, a portion of which, as of the date hereof is vacant and a portion of which is improved with (i) an approximately 1.2 million gross leaseable square foot shopping center (“Shopping Center”) commonly known as International Plaza and (ii) related improvements, including ring road, entrances and parking facilities (the foregoing are hereinafter referred to collectively as the “Improvements”).

B.           Borrower has requested and applied to Lenders for a loan in the amount of up to Three Hundred Twenty-Five Million Dollars ($325,000,000) (the “Loan”) to refinance the Existing Indebtedness encumbering the Project and for other general corporate purposes, and Lenders are willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INCORPORATION OF RECITALS AND EXHIBITS

1.1  Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2  Incorporation of Exhibits.

Exhibits A through H, inclusive, attached hereto are incorporated herein and expressly made a part hereof by this reference.

            ARTICLE 2

DEFINITIONS

2.1  Defined Terms.

The following terms as used herein shall have the following meanings:

Access Laws:  As defined in Section 14.23.

Adjusted LIBOR Rate:  For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the LIBOR Rate Added Percentage.

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a general partner.

Agent:  Eurohypo AG, New York Branch, and any successor Agent appointed in accordance with this Agreement.

Agreement:  This Loan Agreement.

Anchor Tenants:  Means collectively, The Neiman Marcus Group, Inc., Nordstrom, Inc. and Higbee Development Co., Inc. (Dillards).

Annual Budget:  Means the operating budget for the Project prepared by Borrower for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s good faith estimates of the anticipated results of the operation of the Project, including revenues from all sources, all operating expenses, Management Fees and capital expenditures, as the same may be amended from time to time as reasonably determined by Borrower for the proper management and operation of the Project.

Anti-Terrorism Order:  Means the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Applicable Rate:  The per annum rate at which the Loan or any portion thereof bears interest from time to time pursuant to Section 5.1.

Appraisal:  A certified appraisal of the Project performed in accordance with FIRREA by an appraisal firm selected and retained by Agent, which firm shall be selected by Agent in its sole discretion.

Approved Fund:  Any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignee:  As such term is defined in Section 17.1(a).

Assignment and Assumption:  As such term is defined in Section 17.1(a).

Assignment of Leases:  As such term is defined in Section 4.2(c).

Assumed Debt Service:  On a per annum basis, the product obtained by multiplying the Loan Amount by the higher of (A) seven and one-half percent (7.5%) per annum; and (B)(i) if the Interest Rate Protection Product in effect as of the last day of the applicable Calculation Period is an interest rate cap, the sum of the strike price under such cap plus the LIBOR Rate Added Percentage or (ii) if the Interest Rate Protection Product in effect as of the last day of the applicable Calculation Period is an interest rate swap, the swapped rate plus the LIBOR Rate Added Percentage.  (If Borrower utilizes a method of interest rate hedging as to which neither clause of subparagraph (B) is applicable, Agent shall calculate an interest rate for clause (B) which Agent determines in its reasonable discretion is the nearest equivalent.)

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Base Rate:  As determined by Agent on a daily basis, the higher of (i) Agent’s United States stated “prime rate” as announced from time to time by Agent, and (ii) the sum of one-half percent (0.5%) per annum plus the overnight cost of funds at which federal funds are made available to Agent (such interest rate to change automatically effective as of the date of each change in the prime rate or overnight cost of federal funds, as the case may be).  For purposes of calculating the Base Rate, “prime rate” shall not necessarily be equivalent to, or dependent upon, the lowest or best interest rate that Agent offers.

Borrower:  As such term is defined in the preamble to this Agreement.

Breakage Costs:  The costs to each Lender of re-employing funds bearing interest at a LIBOR based rate, incurred in connection with (i) any payment (whether voluntary or involuntary) of any portion of the Loan bearing interest at a LIBOR based rate prior to the expiration of any applicable LIBOR Rate Interest Period, (ii) the conversion of a LIBOR based rate to any other applicable interest rate on a date other than the last day of the interest period for such LIBOR Rate, (iii) the failure of Borrower to draw down, on the first day of the applicable LIBOR Rate Interest Period, any amount as to which Borrower has exercised a LIBOR Rate Option; or (iv) the early termination of any Interest Rate Agreement.

Business Day:  (1) A day of the year on which banks are not required or authorized to close in New York, New York and (2) whenever such day relates to a LIBOR Rate Option, a day on which dealings on Dollar deposits are also carried out in the London interbank market and banks are open for business in London.

Calculation Date:  March 31, 2008 and the last day of each calendar quarter thereafter.

Calculation Period:  The rolling period of twelve (12) calendar months ending on each Calculation Date (i.e., the first Calculation Period shall be the twelve (12) months ending March 31, 2008, the second Calculation Period shall be the twelve (12) months ending June 30, 2008, etc.).

Carveout Guarantor:  The Taubman Realty Group Limited Partnership, a Delaware limited partnership.

Carveout Guaranty:  As such term is defined in Section 4.2(d).

Cash Management Agreement:  As such term is defined in Section 4.2(g).

Change in Control:  Any Transfer of any direct or indirect ownership interest in Borrower and/or its constituent entities which would result in any one of the following: (x) TRG ceasing to own, directly or indirectly, at least a twenty percent (20%) beneficial ownership interest in Borrower, (y) TRG (directly or through one or more wholly-owned Affiliates) ceasing to have the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, financing and disposition of the Project or (z) the Project is no longer being managed by Manager  (i.e., a Change in Control shall have occurred if any one or more of the events in clause (x), (y) or (z) have occurred.)

Closing Date:  Shall mean January 8, 2008.

Collateral:  The Project, and all other security for the Loan from time to time.

Commitment:  The maximum amount each Lender has agreed to lend to Borrower as part of the Loan, as set forth below the signature line for each Lender, subject to a subsequent Lender being assigned all or a portion of an original Lender’s Commitment pursuant to an Assignment and Assumption.

Condemnation Proceeds:  As such term is defined in Section 16.4.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service Coverage Ratio:  With respect to each Calculation Period, the amount calculated by dividing Net Operating Income for such period by Assumed Debt Service for such period.

Debt Service Coverage Certificate:  As such term is defined in Section 14.11.

Default or default:  Any event which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to four percentage points (400 basis points) per annum plus the Base Rate.

Depository Bank:  As defined in the Cash Management Agreement.

DSCR Event: Shall mean that the Debt Service Coverage Ratio, for any Calculation Period, shall be less than 1.15:1.0.

Environmental Report:  As such term is defined in Section 8.1(f).

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Section 19.1.

Excluded Materials:  As such term is defined in the Indemnity (defined below).

Existing Documents:  Those loan documents evidencing or securing the Existing Indebtedness which are being assigned to Agent simultaneously herewith.

Existing Indebtedness:  The loan in the original principal amount of One Hundred Ninety-Two Million Dollars ($192,000,000) from Existing Lender to Borrower.

Existing Lender:  LaSalle Bank National Association, as Trustee for Morgan Stanley Capital Inc. Commercial Mortgage Pass-Through Certificates, Series-XLF.

Fee Letter:  As such term is defined in Section 4.2(f).

Final Maturity Date:  The fifth anniversary of the date hereof.

FIRREA means Financial Institution Reform Recovery and Enforcement Act of 1989.

Fiscal Year:  Shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

First Extension Period:  The period from the day after the Initial Maturity Date through and including the Second Maturity Date.

First Extension Request:  As such term is defined in Section 4.3(c)(i).

GAAP:  Generally accepted accounting principles, consistently applied.

Governmental Approvals:  All consents, licenses, permits, authorizations and permits required from any Governmental Authority.

Governmental Authority:  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.

Ground Lease:  That certain Shopping Center Lease, dated September 10, 1998, between Hillsborough County Aviation Authority, as lessor (“Lessor”) and Borrower, as lessee, which was recorded on September 17, 1998 in Book 9242 at Page 1058 and on March 19, 1999 in Book 9535 at Page 1 in Public Records of Hillsborough County, Florida, as amended by that certain First Amendment to Shopping Center Lease, dated June 1, 2001 between Lessor and Borrower, which was recorded on July 25, 2001 in Book 10958 at Page 1851 in the Public Records of Hillsborough County, Florida and that certain Lease dated June 14, 2001 between Lessor, as lessor, and Concorde Companies, as lessee, which was recorded on July 16, 2001 in Book 10942 at Page 686 in the Public Records of Hillsborough County, Florida, as amended by that certain First Amendment to Lease, dated April 5, 2007 between Lessor and Concorde Companies, which was recorded on April 20, 2007 in Book 17689 at Page 1891 in the Public Records of Hillsborough County, Florida,  as thereafter assigned by Concorde Companies to IP Land Associates LLC, a Delaware limited liability company, by that certain Ground Lease Assignment, dated as of April 20, 2007, the assignment was recorded on April 20, 2007 in Book 17689 at Page 1931 in the Public Records of Hillsborough County, Florida, the lessee’s interest under which has been further assigned to Borrower by that certain Ground Lease Assignment dated as of January 8, 2008 being recorded on or about the date hereof, individually or collectively, as the context shall require.

Ground Rent: Means any rent, additional rent or other charge payable by the tenant under the Ground Lease.

Ground Rent Funds: As such term is defined in Section 10.4.1.

Hazardous Material:  Shall have the same meaning as the term Hazardous Materials as such term is defined in the Indemnity. Hazardous Material excludes Excluded Materials.

Improvements:  As such term is defined in Recital A.

Including or including:  Including but not limited to.

Indebtedness:  Indebtedness of a person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability of such Person for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations) and for equipment or other property leased; (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

Indemnity:  As such term is defined in Section 4.2(e).

Insurance Premiums:  As such term is defined in Section 16.1(b).

Insurance Proceeds:  As such term is defined in Section 16.4.

Initial Maturity Date:  The third anniversary of the date hereof.

Interest Rate Agreement:  Any Interest Rate Protection Product entered into by Borrower with one or more Lenders and/or Agent (or Affiliate of Agent).

Interest Rate Protection Product:  An interest rate swap, cap or other interest rate hedging product.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time.

Land:  The real estate as more specifically described in the Mortgage including all easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privilege relating, in any manner whatsoever, to the Land.  The Land is legally described on Exhibit A.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction, including without limitation, Access Laws.

Leases:  The collective reference to all leases (excluding the Ground Lease), subleases and occupancy agreements affecting the Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto, under which Borrower is the landlord.

Leasing Reserve Account:  As such term is defined in Section 10.3.

Leasing Reserve Fund:  As such term is defined in Section 10.3.

Lender or Lenders:  As such term is defined in the preambles to this Agreement.

Letter of Credit:  Any letter of credit issued to satisfy any of Borrower’s obligations under this Agreement or otherwise to meet the requirements of any provision of this Agreement.

LIBOR Rate:  For any LIBOR Rate Interest Period, the average rate as shown on Moneyline Telerate (Page 3750) at which deposits in U.S. Dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates.  If Moneyline Telerate no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Lenders in the London Interbank Market, Agent may select a reasonably comparable replacement index for determining LIBOR.

LIBOR Rate Added Percentage:  1.15% (115 basis points) per annum.

LIBOR Rate Interest Period:  With respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months (or if requested by Borrower, a different period of time, to the extent deposits with such maturities are available to each Lender), commencing on a Business Day, as selected by Borrower provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a Business Day shall continue to and end on the next succeeding Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding Business Day, (ii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last Business Day of such calendar month and (iii) no LIBOR Rate Interest Period may be selected which would end after the Maturity Date.

LIBOR Rate Option:  As such term is defined in Section 5.1.

License Agreement:  Shall mean any license agreement granted by Borrower to an operator of a cart, kiosk or similar merchandising facilities located in the common areas of the Project or to a tenant of in-line space.

Licenses:  Shall have the meaning ascribed to such term in Section 3.22 hereof.

Lien:  Shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on the Project, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Loan:  The Loan to be made by Lenders to Borrower pursuant to the terms of this Agreement and as such term is defined in the Recitals.

Loan Amount:  An amount equal to Three Hundred Twenty-Five Million Dollars ($325,000,000), less any payments of principal which have been made from time to time.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreement now or hereafter entered into, as each of the same may be modified from time to time.

Lockbox Account:  Shall mean the account to be established with Depository Bank for deposit of Rents and other receipts from the Project as provided in the Cash Management Agreement.

Lockbox Event: Shall mean the occurrence of either of the following events: (a) an Event of Default or (b) a DSCR Event.

Lockbox Termination Event: Shall mean, in the case of a Lockbox Event due to the occurrence of (a) an Event of Default, that (i) Borrower has cured such Event of Default and (ii) no other Event of Default has occurred and is then continuing, or (b) a DSCR Event, that the Debt Service Coverage Ratio shall have increased to a ratio equal to not less than 1.20:1.0, which ratio shall have been sustained for two (2) consecutive Calculation Periods.  (If both an Event of Default and a DSCR Event have occurred, then both curative events specified above must have occurred.)

Lockout Release Date: Shall mean the Payment Date that is in August, 2008.

Management Agreement:  Shall mean the management agreement, dated as of July 9, 2001, pursuant to which Manager is to provide management and other services with respect to the Project, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof or, if the context requires a replacement Management Agreement.

Management Fee:  Shall mean an amount equal to the management fee payable to the Manager pursuant to the terms of the Management Agreement for property management services, provided, however such fee shall not exceed five percent (5%) of gross revenues.

Manager:  Shall mean The Taubman Company, LLC, a Delaware limited liability company.

Major Lease: Shall mean any Leases to the Anchor Tenants and any Lease for space at the Project equal to or greater than 25,000 rentable square feet or if multiple Leases are executed by a single tenant for space at the Project equal to or greater than 25,000 rentable square feet in the aggregate.

Material Adverse Change or material adverse change:  A change resulting from any circumstance or event of whatever nature (including the filing of, or any adverse determination or development in, any litigation, arbitration or governmental investigation or proceeding) that (a) prevents or materially impairs the ability of Agent or any Lender to enforce any material provision of any Loan Document; (b) materially and adversely affects the value or use of the Collateral or the business or financial condition of Borrower or any Guarantor; or (c) materially impairs the ability of Borrower or any Guarantor to fulfill any material obligations under the Loan Documents.

Maturity Date:  As such term is defined in Section 4.3, on which date all principal, interest and other sums due under the Notes and the other Loan Documents, if not sooner paid pursuant to the terms hereof, shall be due and payable in full.

Monthly Ground Rent Deposit:  As such term is defined in Section 10.4.

Monthly Leasing Deposit:  As such term is defined in Section 10.3.

Monthly Principal Payment:  Shall mean, for each month during the Second Extension Period, the principal portion of each level monthly payment of principal and interest which would be due on a loan in the Loan Amount (as of the Second Maturity Date) with an interest rate of seven and one-half percent (7.5%) per annum and with a thirty (30) year amortization period.

Mortgage:  As such term is defined in Section 4.2(b).

Net Operating Income:  Means for any period the amount indicated as income before interest, depreciation and amortization or its financial equivalent on the financial statements required to be delivered by Borrower pursuant to Section 14.11 hereof, excluding Lease cancellation revenue in excess of Two Hundred Thousand Dollars ($200,000) per annum and revenue from Leases that is included as income as a result of straight-lining revenues but would not otherwise be included as income under an accrual method of accounting.

Note or Notes:  As such terms are defined in Section 4.2(a).

OFAC List:  The list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the Internet website www.treas.gov/ofac/t11sdn.pdf., or at any replacement website or other replacement official publication of such list or such other list that may be generated or imposed by laws, rules, regulations or executive orders, including Executive Order No. 13224, administered by the Office of Foreign Assets Control.

Officer’s Certificate:  Means a certificate delivered to Agent executed by a duly authorized signatory for Borrower.

Opening of the Loan or Loan Opening:  The disbursement of Loan proceeds.

Other Charges:  Means all impositions other than Taxes, and any other charges, including, without limitation, vault charges, and license fees for the use of vaults, chutes and similar areas adjoining the Project, now or hereafter levied or assessed or imposed against the Project or any part thereof, other than those required to be paid by a Tenant pursuant to its respective Lease.

Participant:  As such term is defined in Section 17.1(h).

Payment Date:  The eighth calendar day of each month.

Percentage:  With respect to each Lender, the percentage which its Commitment constitutes of the Loan Amount.

Permitted Exceptions:  Those matters listed on Exhibit D hereto to which title to the Project may be subject at the Loan Opening and thereafter such other title exceptions or objections, if any, as Agent may approve in writing (such approval not to be unreasonably withheld) or as expressly permitted hereunder.  Matters which are not listed on Exhibit D hereto but over which the Title Insurer has agreed to insure Lenders pursuant to endorsements to the Title Insurance Policy (which endorsements shall be in form and substance satisfactory to Lenders) may also be deemed Permitted Exceptions if approved in writing by Agent.

Person:  Any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, joint tenant or tenant-in-common, association, company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a legal entity, and any Governmental Authority.

Physical Conditions Report: Shall mean that certain report prepared by IVI Due Diligence, dated as of October 11, 2007 and delivered in connection with the origination of the Loan  regarding the physical condition of the Project, which report shall be in form and substance satisfactory to Lenders.

Policy(ies): As such term is defined in Section 16.1(b) attached hereto.

Post-Default Plan:  As such term is defined in Section 21.7(d).

Proceeds: Insurance Proceeds and Condemnation Proceeds.

Prohibited Person:  shall mean any Person:

(a)           listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)           that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)           with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)           who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;

(e)           that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list;

(f)           who is known to Borrower to be an Affiliate of a Person listed above or known by Borrower to be engaged in dealings or transactions with any such Person described above.

Project:  The collective reference to Borrower’s interest in (i) the Land, together with all buildings, structures and improvements located or to be located thereon, including the Improvements, (ii) all development rights and other rights, privileges, easements, hereditaments and appurtenances relating or appertaining thereto, and (iii) all personal property, fixtures and equipment owned by Borrower.

REA:  Shall mean that certain Construction, Operation and Reciprocal Easement Agreement more specifically described on Exhibit C attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Related Entity:  As to any Person, (a) any Affiliate of such Person; (b) any other Person into which, or with which, such Person is merged, consolidated or reorganized, or which is otherwise a successor to such Person by operation of law, or which acquires all or substantially all of the assets of such Person; (c) any other Person which is a successor to the business operations of such Person and engages in substantially the same activities; or (d) any Affiliate of the Persons described in clauses (b) and (c) of this definition.

Rents:  Shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources arising from or attributable to the Project (including, but not limited to each Lease and License Agreement) and proceeds, if any, from business interruption or other loss of income insurance.

Replacement Indemnities:  Shall mean together, a guaranty in the form of the Carveout Guaranty and an environmental indemnity agreement in the form of the Indemnity.

Required Lenders:  Lenders holding Percentages which aggregate at least sixty-six and two thirds percent (66 2/3%).

Reserve Funds:  Means, collectively, the Sweep Account, the Tax and Insurance Escrow Fund, the Leasing Reserve Fund, the Ground Rent Fund, and any other escrow funds established by the Loan Documents.

Reserve Percentage:  For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for each Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Responsible Officer:  Lisa Payne or Steven E. Eder or another financial officer of Carveout Guarantor (or The Taubman Company) acceptable to Agent in its sole discretion.

Roll Over Date:  With respect to a particular LIBOR Rate Interest Period, the last day thereof.

Second Extension Period:  The period from the day after the Second Maturity Date through and including the Final Maturity Date.

Second Extension Request:  As such term is defined in Section 4.3(d).

Second Maturity Date:  The fourth anniversary of the date hereof.

Shopping Center:  As such term is defined in Recital A.

SPE Entity: Means each Person other than Borrower which is required by this Agreement to be, as long as the Loan is outstanding, a Special Purpose Entity.

Special Purpose Entity:  Means a corporation, partnership or limited liability company which at all times on and after the date hereof satisfies the requirements set forth on Exhibit F.

State:  The state in which the Project is located.

Sweep Account:  As such term is defined in the Cash Management Agreement.

Tax and Insurance Account:  As such term is defined in Section 10.2.

Tax and Insurance Escrow Fund: As such term is defined in Section 10.2.

Taxes: Means all real estate and personal property taxes, all assessments and impositions, all water rates and sewer rents and all general and special taxes of every kind and nature, now or hereafter levied or assessed or imposed against the Project or any part thereof; provided, however, with respect to the amount Borrower is required to deposit as Taxes in the Tax and Insurance Account pursuant to this Agreement and the Cash Management Agreement, Taxes shall not include those Taxes required to be paid by any Tenant directly to a Governmental Authority pursuant to its respective Lease for so long as such Tenant continues to make such payments as required by its respective Lease.

Tenant:  The tenant under a Lease.

TCI:  Taubman Centers, Inc., a general partner of Carveout Guarantor.

Title Insurer:  Commonwealth Land Title Insurance Company or such other title insurance company licensed in the State of Florida as may be approved in writing by Agent.

Title Insurance Policy:  As such term is defined in Section 8.1(a).

Transfer:  As such term is defined in Section 15.13.

TRG:  Is an alternate means of referring to Carveout Guarantor.

2.2  Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Notes, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.  All article, section, subsection and exhibit references used in this Agreement refer to this Agreement unless otherwise specified.

ARTICLE 3

BORROWER’S REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof that:

3.1  Organization.

(a)  Borrower, each SPE Entity and Carveout Guarantor have been duly organized and each is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Borrower, each SPE Entity and Carveout Guarantor have duly qualified to do business and each is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Project.  After giving effect to the transactions occurring immediately prior hereto, the organizational structure of Borrower is accurately depicted by the schematic diagram attached hereto as Exhibit H.

(b)  Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement.  Borrower is a limited partnership.  Borrower is organized under the laws of the State of Delaware.  Borrower’s principal office, and the place where Borrower keeps any of its books and records that are not located at the Project, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) is at c/o The Taubman Company LLC, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan  48304.  Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 2379533.  Borrower’s federal tax identification number is 38-3173536.

3.2  Proceedings.

Borrower and Carveout Guarantor have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and, as applicable, by Carveout Guarantor and constitute legal, valid and binding obligations of Borrower and, as applicable, of Carveout Guarantor, enforceable against Borrower and, as applicable, Carveout Guarantor, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.3  No Conflicts.

The execution, delivery and performance, on the date hereof, of this Agreement and the other Loan Documents by Borrower will not result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance, on the date hereof, by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

3.4  Litigation.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, Carveout Guarantor or the Project, which actions, suits or proceedings, if determined against Borrower, Carveout Guarantor or the Project, are reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower, Carveout Guarantor or the condition or operation of the Project.

3.5  Agreements.

Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or the Project or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Project is bound.  Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Project is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Project subject to Section 15.9 hereof and (b) obligations under the Loan Documents.

3.6  Title.

Borrower has good, marketable and insurable title to the Ground Lease and the leasehold estates created thereby and good title to the balance of the Project owned by it, free and clear of all Liens whatsoever except the Permitted Exceptions, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Exceptions in the aggregate do not materially and adversely affect the value, operation or use of the Project (as currently used) or Borrower’s ability to repay the Loan.  The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Project, subject only to Permitted Exceptions and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) owned by Borrower, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Exceptions, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  To Borrower’s actual knowledge, there are no claims for payment for work, labor or materials affecting the Project which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

3.7  No Bankruptcy Filing.

None of Borrower, Carveout Guarantor, any SPE Entity or Manager is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against Carveout Guarantor, any SPE Entity or Manager.

3.8  Full and Accurate Disclosure.

No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect.  There is no material fact presently known to Borrower which has not been disclosed to Agent which materially, adversely affects the Project or the business, operations or condition (financial or otherwise) of Borrower or Carveout Guarantor.

3.9  No Plan Assets.

(a)  Borrower does not maintain an “employee benefit plan” as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA; and

(b)  Either:  (i) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement; or (ii) to the extent Borrower is an “employee benefit plan” as defined by Section 3(3) of ERISA, subject to Title I of ERISA, or the assets of Borrower constitute or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, such assets are assets of a pooled separate account within the meaning of Prohibited Transaction Exemption (“PTE”) 90-1 and in addition, all further requirements of’ PTE 90-1 are met such that none of the transactions contemplated by this Agreement would be deemed a non-exempt prohibited transaction under Sections 406 and 407(a) of ERISA or Section 4975(c)(1) of the Code.

3.10  Compliance.

Borrower and the Project and the use thereof comply in all material respects with all applicable Laws, including, without limitation, building and zoning ordinances and codes.  To the best of Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  To the best of Borrower’s knowledge, there has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Project or any part thereof, or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

3.11  Financial Information.

All financial statements of Borrower, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Agent by Borrower in respect of the Project (i) are true and correct in all material respects, (ii) fairly represent the financial condition of the Project as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and likely to have a materially adverse effect on the Project or the operation thereof as a retail shopping center, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

3.12  Condemnation.

No condemnation proceedings have been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project.

3.13  Federal Reserve Regulations.

No part of the proceeds of the Loan will be used by Borrower for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Laws or by the terms and conditions of this Agreement or the other Loan Documents.

3.14  Utilities and Public Access.

The Project has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Project for its intended uses.  To Borrower’s knowledge, all utilities necessary to the existing use of the Project are located either in the public right-of-way abutting the Project (which are connected so as to serve the Project without passing over other property) or in recorded easements serving the Project.  All roads necessary for the use of the Project for its current purposes have been completed and, if necessary, dedicated to public use.

3.15  Not a Foreign Person.

Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

3.16  Separate Lots.

The Project is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Project.

3.17  Assessments.

To the best of Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

3.18  Enforceability.

The Loan Documents are not subject to any existing right of rescission, set-off, counterclaim or defense by Borrower or Carveout Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower and Carveout Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.19  No Prior Assignment.

There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, other than those assigned to Agent concurrently herewith.

3.20  Insurance.

Borrower has obtained and has delivered to Lenders copies of all insurance Policies or insurance certificates reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  Borrower has not, and to Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such Policy.

3.21  Use of Project.

The Project is used exclusively for retail and commercial purposes and other appurtenant and related uses.

3.22  Certificate of Occupancy; Licenses.

To the best of Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Project as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect (it is hereby understood and agreed that Borrower has made no representation or warranty regarding any permits required to be obtained by Tenants at the Project for the operation of any Tenant’s particular business).  The use being made of the Project is in conformity with the certificate of occupancy issued for the Project.

3.23  Flood Zone.

None of the Improvements on the Project are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

3.24  Physical Condition.

To Borrower’s knowledge and except as expressly disclosed in the Physical Conditions Report, the Project, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in the Project, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.25  Boundaries.

To the best of Borrower’s knowledge and in reliance on the Survey, all of the Improvements lie wholly within the boundaries of the real property encumbered by the Mortgage, no improvements on adjoining properties encroach upon the Project, and no easements or other encumbrances upon the Project encroach upon any of the Improvements, so as to affect the value or marketability of the Project except those which are insured against by the Title Insurance Policy.

3.26  Leases/License Agreement.

The Project is not subject to any Leases or License Agreements other than the Leases and License Agreements described in the certified rent roll delivered in connection with the origination of the Loan.  Such certified rent roll is true, complete and correct in all material respects as of the date set forth therein.  Borrower has not (as of the date of such rent roll) granted any possessory interest in the Project or right to occupy the same except under and pursuant to the provisions of the Leases, the REA or a License Agreement.  The current Leases and License Agreements are in full force and effect and to Borrower’s knowledge, there are no material defaults thereunder by either party (other than as disclosed on the Schedule of Tenant Defaults attached as Exhibit B hereto and made a part hereof).  No Rent has been paid more than one (1) month in advance of its due date, except as disclosed on an estoppel certificate delivered to Agent on or before the Closing Date or with respect to the License Agreements are disclosed by Borrower in writing to Agent on or before the Closing Date.  All security deposits (if any) are being held in accordance with any applicable Laws.  There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower of any Lease, License Agreement or of the Rents received therein, which will be outstanding following the Closing Date.  No Tenant under any Lease or any License Agreement (as applicable) has a right or option pursuant to such Lease or such License Agreement (as applicable) or otherwise to purchase all or any part of the property of which the leased premises are a part.

3.27  Hazardous Materials.

To the best of Borrower’s knowledge, and except as expressly disclosed to Agent in that certain Phase I Environmental Site Assessment prepared by IVI Due Diligence, Inc. and dated as of October 12, 2007 (including all exhibits and attachments thereto), which has been delivered in connection with the origination of the Loan, no Hazardous Materials (other than Excluded Materials), have been disposed, stored or treated by any Tenant under any Lease on or about the Project of which the leased premises are a part nor does Borrower have any knowledge of any Tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste, except in either event, in compliance with applicable federal, state or local statutes, rules and regulations.

3.28  REA.

The REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the REA, is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default by Borrower thereunder.  Except as set forth on Exhibit C, the REA has not been modified, amended or supplemented.

3.29  Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Laws currently in effect in connection with the transfer of the Project to Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Laws currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Laws, the Mortgage is enforceable in accordance with its terms by Agent (or any subsequent holder thereof).

3.30  Special Purpose Entity.

Until the Loan has been paid in full, Borrower hereby represents and warrants that Borrower is a Special Purpose Entity.

3.31  Management Agreement.

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of tune and/or the giving of notice would constitute a default thereunder.

3.32  Illegal Activity.

No portion of the Project has been or will be purchased with proceeds of any illegal activity.

3.33  No Change in Facts or Circumstances; Disclosure.

All financial statements and rent rolls submitted by Borrower in connection with the Loan are accurate and correct in all material respects as of the date hereof.  All other written information, reports, certificates and other documents submitted by Borrower to Lenders in connection with the Loan are, to the best of Borrower’s knowledge, accurate, and correct in all material respects as of the date hereof.  Except with respect to such representations and warranties contained in this Agreement or in any other Loan Document which are qualified as being made to the best of Borrower’s knowledge or to Borrower’s knowledge, all representations and warranties made by Borrower in this Agreement or in any other Loan Document, are accurate and correct in all material respects.  There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would make any such information inaccurate or otherwise misleading in any material respect or that otherwise materially and adversely affects the Project or the business operations or the financial condition of Borrower.  Borrower has disclosed to Agent all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that is likely to cause any representation or warranty made herein to be misleading and which would have a material adverse effect on Borrower or the Project.

3.34  Tax Filings.

Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

3.35  Solvency/Fraudulent Conveyance.

Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.36  Investment Company Act.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.37  Lockbox Account.

(a)  This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Accounts (as defined in the Cash Management Agreement) in favor of Agent to the extent such Accounts are maintained with Depository Bank, which security interest is prior to all other Liens, other than Permitted Exceptions, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Exceptions, Borrower has not sold or otherwise conveyed the Lockbox Account;

(b)  The Accounts (as defined in the Cash Management Agreement) constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;

(c)  Pursuant and subject to the terms hereof and the Cash Management Agreement, Depository Bank has agreed to comply with all instructions originated by Agent, without further consent by Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)  The Lockbox Account is not in the name of any Person other than Borrower, as pledgor, or Agent, as pledgee.  Borrower has not consented to Depository Bank complying with instructions with respect to the Accounts from any Person other than Agent.

3.38  Ground Lease.

Borrower hereby represents and warrants to Lenders the following with respect to each Ground Lease:

(a)  Recording; Modification.  Each Ground Lease has been duly recorded.  Each Ground Lease permits the interest of Borrower to be encumbered by a mortgage.  There have not been amendments or modifications to the terms of either Ground Lease since its respective recordation, with the exception of written instruments which have been recorded.  Borrower shall not cancel, terminate, surrender or amend either Ground Lease without the prior written consent of Agent, provided that such consent shall not be unreasonably withheld for any amendment of either Ground Lease that, in the opinion of Agent, (i) does not materially increase the burden of Borrower under such Ground Lease, (ii) does not materially adversely affect the collateral for the Loan and (iii) does not adversely affect the protections afforded to Agent under the applicable Ground Lease.

(b)  No Liens.  Except for the Permitted Exceptions, Borrower’s interest in each Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than the ground lessor’s related fee interest.

(c)  Ground Lease Assignable.  Borrower’s interest in each Ground Lease is assignable to Agent upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date).  Each Ground Lease is further assignable (in its entirety) by Agent upon notice to, but without the consent of, the ground lessor.

(d)  Default.  As of the date hereof, each Ground Lease is in full force and effect and no default has occurred under either Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of either Ground Lease.

(e)  Notice.  Each Ground Lease requires, after notice of and a copy of the Mortgage are delivered to the ground lessor, the ground lessor to give notice of any default by Borrower to Agent.  Each Ground Lease, or estoppel letters received by Lenders from the ground lessor, further provides that notice of termination given under either Ground Lease is not effective against Lenders unless a copy of the notice has been delivered to Agent in the manner described in each Ground Lease.

(f)  Cure.  Agent is permitted the opportunity (including, in the case of a non-monetary default, sufficient time to gain possession of the interest of Borrower under each Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any of the default before the ground lessor thereunder may terminate either Ground Lease.

(g)  Term.  Each Ground Lease has a term which extends not less than twenty-five (25) years beyond the Maturity Date.

(h)  New Lease.  Each Ground Lease requires the ground lessor to enter into a new lease with Lenders upon termination of such Ground Lease by reason of the default by the Tenant thereunder.

(i)  Insurance Proceeds.  Under the terms of each Ground Lease and the Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Project, with Agent having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(j)  Subleasing.  Neither Ground Lease imposes any restrictions on subleasing except subleasing the entire leased premises.

3.39  Assignment of Leases.

The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Project.  No Person other than Agent and Lenders has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.40  Bank Holding Company.

Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.41  No Other Debt.

Borrower has not borrowed or received debt financing (other than the Loan, the Interest Rate Agreement and other than as permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.42  Intentionally Omitted.

3.43  Borrower Entity/Separateness.

Borrower hereby represents and warrants, with respect to Borrower, from the date of formation of Borrower on February 18, 1994 to the date of this Agreement as follows:

(a)  Borrower’s business has been limited solely to (i) acquiring, owning, developing, constructing, holding, leasing, financing, operating and managing the Project, (ii) entering into financings and refinancings of the Project and (iii) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing.

(b)  Borrower has not engaged in any business other than as set forth in (a) above.

(c)  Borrower has not owned any asset or property other than (i) the Project, and (ii) incidental personal property reasonably necessary for and used or to be used in connection with the ownership or operation of the Project.

(d)  Borrower has not entered into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower, any owner of Borrower, any guarantors of the obligations of Borrower or any Affiliate of any such constituent party, owner or guarantor (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable.

(e)  Borrower has not made any loans to any Person which remain outstanding and does not own any obligations or securities of any Related Party.

(f)  Borrower has paid its debts and liabilities from its assets as the same have become due whether such amounts were obtained by borrowings or were contributed by its owners.

(g)  Borrower has done or caused to be done all things necessary to observe organizational formalities and preserve its existence.

(h)  Borrower has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person.  Borrower has filed its own tax returns and has not filed a consolidated federal income tax return with any other Person.  Borrower has maintained its books, records, resolutions and agreements as official records.

(i)  Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks.

(j)  Borrower has not commingled its assets with those of any other Person and has held all of its assets in its own name.

(k)  Borrower has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person.

(l)  Borrower has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, if any, including paying for office space and services performed by any employee of an Affiliate or Related Party.

(m)  Borrower has not pledged its assets for the benefit of any other Person other than with respect to loans secured by the Project and no such pledge remains outstanding except in connection with the Loan or as otherwise permitted under the Loan Documents.

(n)  Borrower has maintained a sufficient number of employees, if any, in light of its contemplated business operations and has paid the salaries of its own employees, if any, from its own funds.

(o)  Borrower has neither made loans to any other person nor bought or held evidence of indebtedness issued by any other person or entity.

(p)  Borrower has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents and the Interest Rate Agreement.

3.44  Foreign Assets Control Regulations, Etc.

(a)  Neither the execution and delivery of the Notes and the other Loan Documents by Borrower and/or Carveout Guarantor nor the use of the proceeds of the Loan, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order in any way relating to any of the same or the subject matter thereof, including without limitation, terrorism or money laundering.

(b)  To the current, actual knowledge of TRG, no partner or member or other direct or indirect principal of Borrower is a Prohibited Person (provided that this warranty shall not extend to shareholders of TCI).

(c)  As of the date hereof, no direct partner of Borrower and no Person owning, indirectly, twenty percent (20%) or more of Borrower is involved in any material litigation or arbitration proceeding in which a Lender is an adverse party; no representation or warranty is made, however, with respect to any Person directly or indirectly owning an interest in TRG.

3.45  Survival of Representations.

Borrower agrees that all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan and survive for so long as any amount remains owing to Lenders under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lenders notwithstanding any investigation heretofore or hereafter made by Lenders or on its behalf.

ARTICLE 4

TERMS OF LOAN AND LOAN DOCUMENTS

4.1  Agreement to Borrow and Lend; Lenders’ Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lenders and Lenders agree (severally, in proportion to their Commitments) to lend to Borrower the Loan Amount, for the purpose of refinancing the Existing Indebtedness and general corporate purposes, subject to all of the terms, provisions and conditions contained in this Agreement.

(a)  Provided that (i) all conditions precedent set forth in this Agreement shall have been satisfied or waived in writing, (ii) no Default or Event of Default exists, (iii) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and (iv) no condemnation, change in Laws concerning the Project or casualty shall have occurred which in Agent’s judgment may cause a Material Adverse Change to occur with respect to Borrower, TRG or the Project, the Loan shall be fully disbursed on the Closing Date by each Lender funding its Commitment in full.  Borrower is not entitled to any further disbursements of the Loan.  Borrower authorizes Lenders to utilize Loan proceeds to purchase the Existing Indebtedness and Existing Loan Documents.  Borrower agrees that the outstanding amount of the Existing Indebtedness is as set forth in the payoff letters dated November 15, 2007 from the servicer for Existing Lender.  Borrower agrees that it has no defense or offset with respect to the Existing Indebtedness and Existing Loan Documents and that the Existing Loan Documents (as amended by the parties hereto simultaneously herewith) are in full force and effect and are enforceable in accordance with their terms.  With respect to Agent and Lenders, Borrower waives any claim, action, defense or offset in relation to the Existing Indebtedness or Existing Loan Documents arising prior to the purchase thereof by Lenders.

(b)  To the extent that Lenders may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan, such acquiescence shall not constitute a waiver by Lenders, and Lenders may at any time after such acquiescence require Borrower to comply with all such requirements as a condition to any further disbursements, provided that Lenders shall be bound by any written waiver by Lenders of any such condition.

4.2  Loan Documents.

Borrower agrees that it will, on or before the date hereof, execute and deliver or cause to be executed and delivered to Lenders the following documents in form and substance  acceptable to Lenders:

(a)  A promissory note to each Lender, as the same may be amended, endorsed or replaced from time to time (referred to individually or collectively, as the context shall infer, as the “Note” or “Notes”), aggregating the maximum original principal amount of the Loan, executed by Borrower evidencing the Loan.

(b)  An amended and restated mortgage, security agreement and fixture filing, as the same may be amended, supplemented, restated or otherwise modified from time to time  (the “Mortgage”), executed by Borrower in favor of Agent for the benefit of Lenders granting a first priority lien on Borrower’s leasehold interests in the Land, the Project and the personalty a part thereof and a security interest in all materials and property used by Borrower in the operation, leasing, and maintenance of the Project and any appurtenant easements, subject only to the Permitted Exceptions, which Mortgage secures this Agreement, the Notes and all obligations of Borrower in connection with the Loan.

(c)  An assignment of leases and rents, as the same may be amended, supplemented, restated or otherwise modified from time to time (the “Assignment of Leases”) made by Borrower in favor of Agent for the benefit of Lenders assigning all leases, subleases and other agreements relating to the use and occupancy of all or any portion of the Project, and all present and future leases, rents, issues and profits therefrom.

(d)  A guaranty of non-recourse carveouts, as the same may be amended, supplemented, restated or otherwise modified from time to time (the “Carveout Guaranty”) made by Carveout Guarantor in favor of Agent for the benefit of Lenders.

(e)  An environmental indemnity, as the same may be amended, supplemented, restated or otherwise modified from time to time (the “Indemnity”) from Borrower and Carveout Guarantor, indemnifying Lenders with regard to matters related to Hazardous Material and other environmental matters, including, without limitation, compliance with environmental laws, regulations and ordinances, and claims with respect to environmental matters.

(f)  A fee letter from Borrower to Agent (the “Fee Letter”) setting forth such loan and administrative fees as Borrower has agreed to pay Agent in connection herewith; any fees payable to the other Lenders shall be set forth in a separate writings from Agent to such Lenders or in an Assignment and Assumption.

(g)  A cash management agreement (the “Cash Management Agreement”) executed by and among Borrower, Agent, Manager and Comerica Bank, a Michigan banking corporation (“Depository Bank”), relating to funds to be deposited to and disbursed from the Lockbox Account.

(h)  An assignment of management agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time (the “Assignment of Management Agreement”) from Borrower and Manager in favor of Agent.

(i)  Such UCC financing statements as Lenders’ counsel reasonably determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(j)  Such other papers, instructions, documents, instruments or certificates as the Title Insurer may require for the issuance of the Title Insurance Policy in accordance with the requirements of this Agreement.

(k)  Such other papers, instructions, documents, instruments or certificates as Lenders and its counsel may reasonably require to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State of Florida.

4.3  Term of the Loan.

(a)  The term of the Loan shall commence on the date hereof and expire on the Maturity Date.  All references herein to the “Maturity Date” shall mean the Initial Maturity Date, as it may be extended pursuant to subparagraphs (c) and/or (d) below.

(b)  The unpaid principal balance, together with any accrued and unpaid interest and all other sums then due and payable under the Notes and under the other Loan Documents, if not sooner payable, whether by reason of acceleration or otherwise, shall be paid in full on the Maturity Date.

(c)  The Maturity Date shall be extended from the Initial Maturity Date to the Second Maturity Date if, but only if, all of the following conditions (the “First Extension Conditions”) shall have been satisfied as of the Initial Maturity Date (or the date otherwise stated):

(i)  Borrower shall have submitted to Agent not more than one hundred twenty (120) days nor less than forty-five (45) days prior to the Initial Maturity Date a written election to extend the Maturity Date (the “First Extension Request”);

(ii)  No Default or Event of Default shall then exist under the Loan Documents;

(iii)  The Interest Rate Protection Product shall have been amended and extended (or replaced) pursuant to documentation reasonably satisfactory in form and substance to Agent to extend its term through the Second Maturity Date;

(iv)  Simultaneous with the delivery of the First Extension Request, Borrower shall deliver to Agent a certificate executed by a Responsible Officer on behalf of Borrower certifying to Agent and Lenders, without qualification, that all of the representations and warranties of Borrower as set forth in this Agreement are true and correct in all material respects as of the date of the First Extension Request and will be true and correct in all material respects as of the commencement of the first extension term;

(v)  The Loan Amount on the Initial Maturity Date will not exceed sixty percent (60%) of the then current “as is” value of the Project as established by Appraisal obtained by Agent not more than sixty (60) days prior to the Initial Maturity Date; and

(vi)  Prior to the commencement of the first extension term, but in any event not later than the Initial Maturity Date, Borrower shall have paid to the Agent for the prorata benefit of the Lenders an extension fee in the amount of one hundred twenty-five thousandths percent (0.125%) of the Loan Amount as of the Initial Maturity Date.

(d)  The Maturity Date shall be extended from the Second Maturity Date to the Final Maturity Date if, but only if, all of the following conditions (the “Second Extension Conditions”) shall have been satisfied as of the Second Maturity Date (or the date otherwise stated):

(i)  Borrower shall have submitted to Agent not more than one hundred twenty (120) days nor less than forty-five (45) prior to the Second Maturity Date a written election to extend the Maturity Date (the “Second Extension Request”);

(ii)  No Default or Event of Default shall then exist under the Loan Documents;

(iii)  The Interest Rate Protection Product shall have been amended and extended (or replaced) pursuant to documentation reasonably satisfactory in form and substance to Agent to extend its term through the Final Maturity Date;

(iv)  Simultaneous with the delivery of the Second Extension Request, Borrower shall deliver to Agent a certificate executed by a Responsible Officer on behalf of Borrower certifying to Agent and Lenders, without qualification, that all of the representations and warranties of Borrower as set forth in this Agreement are true and correct in all material respects as of the date of the Second Extension Request and will be true and correct in all material respects as of the commencement of the second extension term;

(v)  The Loan Amount on the Second Maturity Date will not exceed sixty percent (60%) of the then current “as is” value of the Project as established by Appraisal obtained by Agent not more than sixty (60) days prior to the Second Maturity Date; and

(vi)  Prior to the commencement of the second extension term, but in any event not later than the Second Maturity Date, Borrower shall have paid to the Agent for the pro rata benefit of the Lenders an extension fee in the amount of one hundred twenty-five thousandths percent (0.125%) of the Loan Amount as of the Second Maturity Date.

ARTICLE 5

INTEREST PAYMENTS AND OTHER PAYMENTS

5.1  Interest Rate.

(a)  The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable.  The Base Rate shall be the “Applicable Rate” except with respect to portions of the Loan as to which a LIBOR Rate Option is then in effect as to which the Adjusted LIBOR Rate shall be the Applicable Rate.  Borrower shall pay interest in arrears on each Payment Date in the amount of all interest accrued and unpaid from and including the immediately preceding Payment Date to and including the day immediately preceding the Payment Date on which such payment is to be made.  All payments (whether of principal or of interest) shall be made to Agent not later than 12:00 noon New York time on the date due, and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to an account designated by Agent.  All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account on a Business Day only if received by 12:00 noon New York time on that Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(b)  Provided that no Event of Default exists, Borrower shall have the option to elect from time to time in the manner and subject to the conditions hereinafter set forth to apply, as the Applicable Rate for all or any portion of the Loan, an Adjusted LIBOR Rate (the “LIBOR Rate Option”).

(c)  The only manner in which Borrower may exercise the LIBOR Rate Option is by giving Agent irrevocable notice (which may be (A) verbal notice provided that Borrower delivers to Agent facsimile or electronic confirmation within twenty-four (24) hours or (B) electronic mail notice) of such exercise not later than 11:00 a.m. New York time on the third Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period (“LIBOR Notice Time”), which written notice shall specify:  (i) the portion of the Loan with respect to which Borrower is electing the LIBOR Rate Option, (ii) the Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period.  Agent shall confirm the Adjusted LIBOR Rate to Borrower and Lenders by facsimile transmission or email by the next Business Day.  Notwithstanding the foregoing, so long as no Event of Default exists, the Applicable Rate for any portion of the Loan with respect to which Borrower has elected the LIBOR Rate Option shall automatically be continued at the one month Adjusted LIBOR Rate as of the Roll Over Date applicable thereto (unless Borrower otherwise notifies Agent in writing by the LIBOR Notice Time).  The LIBOR Rate Option may be exercised by Borrower only with respect to all or any portion of the Loan in accordance with the requirements of this Agreement, and then only if such portion of the Loan is equal to or in excess of $1,000,000.

(d)  If Agent determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lenders of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Agent shall so notify Borrower and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Base Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.  Once such situation is no longer in effect, Borrower may again exercise the LIBOR Rate Option (and Agent shall endeavor to so promptly notify Borrower).

(e)  Interest on amounts bearing interest at an Adjusted LIBOR Rate shall be calculated for the actual number of days elapsed on the basis of a 360-day year and from and including the first date of the applicable LIBOR Rate Interest Period to, but not including, the date of repayment.  Interest on all amounts bearing interest at the Base Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 365(6) day year.

(f)  Borrower shall pay all Breakage Costs incurred from time to time by any Lender upon demand.

(g)  If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for any Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then (1) Agent shall notify Borrower that Lenders are no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Base Rate, and (4) Borrower shall pay to each Lender the amount of Breakage Costs (if any) incurred in connection with such conversion.  Thereafter, Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described in this subsection (g) is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different term (in which event Borrower shall, subject to the other provisions of this Agreement and the Notes, be permitted to exercise a LIBOR Rate Option for such different term).

(h)  At no time during the term of the Loan shall there be, in the aggregate, more than five (5) LIBOR Rate Interest Periods then in effect with regard to LIBOR Rate Options in effect under the Notes.

5.2  Monthly Principal  Payments.

If the Loan is not repaid in full prior to the Second Maturity Date, commencing on the first Payment Date occurring after the Second Maturity Date and on each Payment Date thereafter up to the Final Maturity Date, Borrower shall pay to Agent on behalf of the Lenders, in addition to the interest payment required in Section 5.1 above, a payment of principal in the amount of the Monthly Principal Payment.

5.3  Payment on Maturity Date.

Borrower shall pay to Agent on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder, under the Notes, the Mortgage and the other Loan Documents.

5.4  Loan Prepayments.

(a)  Voluntary Prepayment.  At any time on or after the Lockout Release Date (but not prior thereto), Borrower shall have the right to make prepayments of the Loan, without penalty or premium, in whole or in part, upon not less than three (3) Business Days’ prior written notice to Agent.  Any partial prepayment of the Loan may not be in an amount that is less than $1,000,000.  No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on such portion of the Loan through the date of prepayment and an amount equal to all Breakage Costs and other disbursements incurred by Agent and any Lenders as a result of the prepayment. Amounts prepaid by Borrower may not be re-borrowed

(b)  Prepayments after Event of Default.  If following an Event of Default, Agent accelerates the Loan and Borrower thereafter tenders payment of all or any part of the Loan, or if all or any portion of the Loan is recovered by Agent after such Event of Default (a) if for any reason the date of such payment is not a Payment Date, Borrower shall pay, and such payment shall include, interest that would have accrued on the Notes and be payable on the next Payment Date, (b) such payment shall be deemed a voluntary prepayment by Borrower and (c) Borrower shall pay all Breakage Costs.  The full amount of any such prepayment shall be applied by Agent toward the payment of interest and/or principal of any of the Notes and/or any other amounts due under the Loan Documents in such order, priority and proportions as Agent determines in its sole discretion (subject to any express provisions of the Loan Documents).

5.5  Default Interest; Late Charges.

The outstanding principal balance of the Loan shall bear interest at the Default Rate at any time at which an Event of Default exists and after the Maturity Date, or such earlier date upon which the Loan becomes due and payable whether by lapse of time or by acceleration.  Additionally, Borrower shall upon demand pay a late charge in the amount of four percent (4%) of any installment of interest and/or principal (other than the entire outstanding principal that is due and payable on the Maturity Date or on acceleration) which is not paid within five (5) days of the due date of such installment (only one late charge may be assessed for each installment of past due interest).  Any late charge shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable Law.

ARTICLE 6

COSTS OF MAINTAINING LOAN

6.1  Increased Costs and Capital Adequacy.

(a)  Borrower recognizes that the cost to each Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay each Lender additional amounts to compensate such Lender for any increase in their actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:

(i)  any change after the date hereof in any applicable Law, regulation or treaty, (or in the interpretation or administration thereof), or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to such Lender (other than taxes imposed on all or any portion of the overall net income or receipts of such Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by such Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on such Lender, or the London interbank market generally, any other condition affecting the Loan; provided that the result of the foregoing is to increase the cost to such Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by such Lender under the Loan Documents (whether principal, interest or otherwise); or

(ii)  the maintenance by such Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b)  If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 (or any subsequent) report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or any Affiliate of a Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding; provided, however, that to the extent that any such capital adequacy requirement is already in effect on the date hereof, or to the extent any such capital adequacy requirement has already been specifically promulgated as of the date hereof with a future scheduled effective date, the parties intend that the interest rate payable as set forth herein will compensate such Lender for such requirement and Borrower shall have no obligation to compensate such Lender for any such already existing requirement.

(c)  Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of a Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error.  Failure on the part of Agent or any Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of a Lender’s right to demand payment of such amount for any subsequent or prior period.  Such Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by a Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve or capital adequacy payment resulting therefrom.

(d)  If any Lender (an “Affected Lender”) makes demand upon Borrower for (or if Borrower is otherwise required to pay) additional costs pursuant to this Section 6.1, Borrower may, within ninety (90) days of receipt of such demand, give notice (a “Replacement Notice”) to Agent (which will promptly forward a copy of such notice to each Lender) of Borrower’s intention (x) to assign in full the Affected Lender’s Note and (y) to replace the Affected Lender with another financial institution (the “Replacement Lender”) designated in such Replacement Notice which agrees to purchase the Affected Lender’s Note.

In the event Borrower opts to give the notice provided for above, and if (i) Agent shall, within thirty (30) days of its receipt of the Replacement Notice, notify Borrower and each Lender in writing that the Replacement Lender is reasonably satisfactory to Agent and (ii) the Affected Lender shall not, prior to the end of such thirty (30) day period, agree to waive the payment of the additional costs in question, then the Affected Lender shall, so long as no Event of Default shall exist, assign its Note and all of its rights and obligations under this Agreement to the Replacement Lender, and the Replacement Lender shall assume all of the Affected Lender’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Lender and the Replacement Lender.  In connection with such assignment and assumption, the Replacement Lender shall pay to the Affected Lender an amount equal to the outstanding principal amount under the Affected Lender’s Note plus all interest accrued thereon, plus all other amounts, if any (other than the additional costs in question), then due and payable to the Affected Lender; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under this Section 6.1.  Upon the effective date of such assignment and assumption, the Affected Lender shall be released from its obligations hereunder, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this Section, a substitute Note shall be issued to the Replacement Lender by Borrower, in exchange for the return of the Affected Lender’s Note.

(e)  Notwithstanding anything to the contrary set forth in this Section 6.1, no Lender shall be entitled to any compensation pursuant to this Section 6.1 relating to any period more than ninety (90) days prior to the date notice thereof is given to Borrower by Agent or such Lender.

6.2  Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of any Lender or any franchise tax imposed on any Lender), duties or other charges from any payment due under the Notes, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.  If any Lender fails to deliver a Form W-8 BEN or Form W-8 ECI as required under Section 21.5(c) hereof and such failure is not due to a change in Law, regulation or governmental directive, Lenders and Borrower agree that Lenders and each Lender individually shall not be in default hereunder or under any of the other Loan Documents and that the sole result of such failure shall be that the preceding sentence shall not apply to any payment hereunder with respect to which Borrower is required by Law to make any deduction or withholding in respect of any taxes, duties or charges (i.e., until Borrower receives such Form W-8 BEN or Form W-8 ECI,  Borrower shall not be required to increase the amount of such payment as provided above in order to compensate such Lender or Lenders for such deduction or withholding).  Borrower shall not be relieved of its obligation to increase the amount of such payment as provided above in order to compensate such Lender or Lenders for such deduction or withholding if the failure by such Lender or Lenders to deliver a Form W-8 BEN or Form W-8 ECI is due to a change in Law, regulation or governmental directive.  Borrower shall promptly deliver to Agent receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

ARTICLE 7

LOAN EXPENSE AND ADVANCES AND SECURITY

OF MORTGAGE FOR SAME

7.1  Loan and Administration Expenses.

Borrower unconditionally agrees to pay all expenses of the Loan and any and all other fees owing to Agent or Lenders pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage, documentary and intangible taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cash deposits required to be made with the Title Insurer and cost of premiums on surety company bonds including bonds required by the Title Insurer in connection with the issuance of title insurance commitments, interim title binders and the Title Insurance Policy, or removal of title exceptions therefrom, charges of the Title Insurer or other escrowee for administering disbursements, all environmental consultant fees, appraisal fees or fees of outside appraisers, insurance consultant’s fees, reasonable travel related expenses and all reasonable, out of pocket costs and expenses incurred by Agent on behalf of Lenders in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lenders hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Notes or any portion thereof is not paid in full when and as due, all costs and expenses incurred by Agent (including, without limitation, court costs and reasonable counsel’s fees and disbursements) incurred in attempting to enforce payment of the Loan or in attempting to enforce payment under the Carveout Guaranty or the Indemnity Agreement and all costs and expenses of Agent incurred (including court costs and reasonable counsel’s fees and disbursements) in attempting to realize, while an Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.  Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Agent and Lenders harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) arising in relation to any claim by broker, finder or similar person alleging to have dealt with Borrower in connection with this transaction.  All of the foregoing expenses, charges, costs and fees shall be the Borrower’s obligation regardless of whether the Loan is disbursed in whole or in part unless such failure to disburse is due to Lenders’ wrongful failure to disburse hereunder.

7.2  Lenders’ Attorneys’ Fees and Disbursements.

Borrower agrees to pay Agent’s reasonable attorneys’ fees and disbursements incurred in connection with this Loan, including (i) the preparation and attendance upon execution of this Agreement, and the other Loan Documents, any amendments or waivers and the preparation of the closing binders, (ii) syndication of the Loan, (iii) the disbursement and administration of the Loan and (iv) the enforcement of the terms of this Agreement and the other Loan Documents.

7.3  Time of Payment of Fees and Expenses.

Borrower shall pay all of the foregoing expenses and fees on or before the Closing Date.  Such payment of expenses and fees includes Agent’s attorney’s fees and expenses.

7.4  Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lenders or Agent hereunder from time to time, and any amounts expended by Lenders pursuant to Section 20.1(a), together with the fees and disbursements of Agent’s consultants and attorneys, and all other Loan expenses or fees, shall, as and when advanced or incurred, be and become secured by the Mortgage to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, constitute additional indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents, whether or not the aggregate of all indebtedness shall thereafter exceed the face amount of the Notes.

7.5  Right of Lenders to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable cure periods, except in the event of an emergency or other exigent circumstances), Agent or Lenders may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Agent or Lenders in so doing and any amounts expended by Lenders pursuant to Section 20.1(a) shall constitute obligatory advances hereunder and additional indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents.

ARTICLE 8

REQUIREMENTS PRECEDENT

TO THE CLOSING

8.1  Conditions Precedent.

Borrower agrees to perform and satisfy all of the following conditions precedent on or before the Closing Date and agrees disbursement of the Loan is conditioned upon Borrower’s timely performance and satisfaction of all such conditions precedent, each in form and substance satisfactory to Lenders in their reasonable discretion:

(a)  Borrower shall have furnished to Agent an ALTA 1970 Loan Title Insurance Policy (or the equivalent) with an insured amount equal to the Loan Amount, issued by the Title Insurer, insuring the lien of the Mortgage as a valid first lien upon Borrower’s interest in the Project and all appurtenant easements, insuring all utility, access, support and other easements necessary for the operation of the Project, and subject to no exceptions other than the Permitted Exceptions  (the “Title Insurance Policy”).  The Title Insurance Policy shall be with customary form of reinsurance agreements and direct access agreements reasonably satisfactory to Agent with title insurance companies reasonably satisfactory to Agent.  The share of liability assumed by each title company shall be reasonably satisfactory to Agent.  The Title Insurance Policy when issued will specifically insure Agent, to the extent available in the State where the Land is located, that the surveys described in subsection (b) below are accurate and accurately depict the same real estate as is covered by the Title Insurance Policy; and such Title Insurance Policy shall contain (x) an ALTA Form 9 Endorsement, and (y) such other endorsements as Agent may require (if available at reasonable cost), including endorsements with respect to creditors’ rights, contiguity, access, encroachments, lack of reversionary interests, compliance with subdivision control ordinances and subordinate matters and other special endorsements and affirmative coverages as Agent may reasonably require;

(b)  Borrower shall have furnished an “as built” ALTA plat of survey of the Project prepared and certified by a surveyor licensed in the State in which the Land is located and otherwise satisfactory to Agent showing, through the use of course bearings and distances, (i) all foundations of the Improvements, (ii) the dimensions and locations of all easements and roads or rights of way and setback lines, if any, affecting the Project, and that the same are unobstructed; (iii) the dimensions and boundaries of the Improvements, if any; (iv) that all Improvements are within the lot lines and in compliance with any restrictions of record or ordinances relating to the location thereof; (v) the dimensions of all buildings and improvements, if any, and distance of such buildings and improvements from the lot lines; (vi) no encroachments by any improvements located on adjoining property; (vii) shall include a statement indicating whether or not the Project is located within a flood plain or flood hazard area; (viii) the location of adjoining streets and utilities and the distance and name of the nearest intersecting streets; (ix) the dimensions and locations of all parking areas, if any; and (x) such additional information which may be required by Lenders.  Said survey shall be dated no earlier than ninety (90) days prior to the Closing Date, shall be made (and certified to have been made) in compliance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted in 2005 by the American Land Title Association and the American Congress on Surveying and Mapping, meets the accuracy requirements for a Class “A” Survey as defined therein and includes items numbered 1, 2, 3, 6, 7(a), 7(b)(1), 8, 9, 10, 11(a), 14 and 15 and, to the extent necessary to determine compliance with applicable zoning requirements, items 7(b) and 7(c) inclusive, as set forth in Table A thereof, except as otherwise approved by Agent and shall bear a proper certificate by the surveyor in favor of Agent and the Title Insurer, shall include the legal description of the Land and shall otherwise be subject to Agent’s approval;

(c)  Borrower shall have furnished to Agent not less than ten (10) days prior to the Closing Date policies or binders evidencing that insurance coverages are in effect with respect to the Project and Borrower, in accordance with the insurance requirements set forth in Article 16, for which the premiums have been paid with endorsements satisfactory to Agent;

(d)  Borrower shall have furnished evidence that no litigation or proceedings shall be pending or threatened which are likely to affect the validity or priority of the lien of the Mortgage or which are likely to materially affect Borrower’s ability to perform its obligations under this Agreement or any other Loan Document, Borrower’s agreements with contractors and Borrower’s obligations under the Leases, including any proceedings pending or threatened against Borrower, which are not covered by insurance;

(e)  Borrower shall have furnished to Lenders a zoning report evidencing compliance by the Project with applicable zoning laws.

(f)  An environmental survey (satisfactory to Lenders in their discretion) (“Environmental Report”) prepared at Borrower’s expense which is addressed to, or is accompanied by, a reliance letter in favor of Lenders.  The environmental survey shall, at a minimum, (a) disclose any existing or potential Hazardous Material contamination, and physical conditions that may result in such contamination, at the Project, (b) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Project, including the results of leak detection tests for each underground storage tank located at the Project, if any, (c) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (d) confirm that any prior removal of Hazardous Material from the Project was completed in accordance with applicable Laws, and (e) confirm whether or not the Land is located in a wetlands district.  All costs and charges by Lenders’ environmental consultant will be borne by Borrower;

(g)  Borrower shall have furnished to Agent opinion(s) from counsel for Borrower and Carveout Guarantor covering the matters specified by Agent;

(h)  Lenders shall have received and approved a Physical Conditions Report for the Project;

(i)  Lenders shall have received and approved a certified Appraisal of the Project from a national appraisal firm approved and retained by Agent, which Appraisal is otherwise satisfactory to Lenders;

(j)  Borrower shall have furnished to Agent current searches of all Uniform Commercial Code financing statements filed with (i) the records of Hillsborough County, Florida with respect to Borrower and (ii) the Secretary of State in the jurisdiction in which Borrower is organized demonstrating the absence of security interests in the Collateral (other than as contemplated by the Loan Documents);

(k)  Borrower shall have furnished to Lenders current financial statements of Borrower and Carveout Guarantor and such other persons or entities connected with the Loan (for whom financial statements are available to Borrower) as Agent on behalf of Lenders may reasonably request, including an opening balance sheet;

(l)  Borrower shall have furnished to Agent legible copies (to the extent obtainable) of all title exception documents cited in the Title Insurance Policy and all easements, reciprocal easement agreements, operating agreements, declarations and other recorded legal documents affecting the Project or the use thereof;

(m)  Borrower shall have delivered to Agent Borrower’s standard forms of leases for the Project, executed copies of all Leases, License Agreements, leasing agreements and the Management Agreement entered into by Borrower in connection with the operation of the Project;

(n)  Borrower shall have furnished to Agent evidence that the Shopping Center is not located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Agent in its sole discretion;

(o)  Borrower shall have furnished to Agent proof reasonably satisfactory to Agent of authority, formation, organization and good standing in the State of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the state of its incorporation or formation, of all corporate, partnership and limited liability company entities (including Borrower and Carveout Guarantor) executing any Loan Documents, whether in their own name or on behalf of another entity.  Such proof shall consist of current and certified copies of certificates of incorporation and by-laws, applicable resolutions and incumbency certificates of any corporate partner, good standing certificates for each partnership, corporation or limited liability company from the state of incorporation or organization and each other state in which such partnership, corporation or limited liability company is legally qualified to do business in order to discharge its obligations under the Loan Documents, copies of receipts for filing of certificates of incorporation with the Secretary of State of each corporation’s state of incorporation, and current and certified copies of the certificates of limited partnership and partnership agreements of each partnership, and current and certified copies of the articles of organization and organization agreements of each limited liability company, together with proof satisfactory to Agent of the requisite filing thereof with government authorities and the obtaining of any necessary shareholder, partner or member consents.  Borrower shall also provide certified copies of appropriate resolutions of the boards of directors of any such corporations, and appropriate resolutions of the partners of any such partnership, certified in each instance by the managing general partner, and appropriate resolutions of the members of any such limited liability company, certified in each instance by the manager or other appropriate member, in form and content satisfactory to Agent, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Agent may reasonably require to evidence the authority of the persons executing the Loan Documents;

(p)  Borrower shall have furnished to Agent an organizational chart showing the structure and beneficial ownership of Borrower;

(q)  Borrower shall deliver estoppel letters from (i) Tenants occupying not less than fifty percent (50%) of the in-line rentable space at the Project, (ii) all Tenants under Major Leases and (iii) all counterparties under the REA, which estoppel letters shall each be in form and substance satisfactory to Agent;

(r)  Borrower shall use commercially reasonable efforts to deliver to Agent non-disturbance and attornment agreements from each Anchor Tenant, all of which shall be in form and substance acceptable to Agent;

(s)  Borrower shall deliver to Agent Ground Lease estoppels from Lessor, which Ground Lease estoppels shall be in form and substance acceptable to Agent;

(t)  Borrower shall have furnished to Agent the Interest Rate Agreement initially in effect in accordance with the requirements set forth in Section 14.18 below;

(u)  Borrower shall have paid to Agent any and all fees and expenses required to be paid by Borrower at such time; and

(v)  Borrower shall have furnished to Agent such other materials, documents or papers regarding the Project, Borrower, or Carveout Guarantor as Agent shall reasonably request.

ARTICLE 9

CASH MANAGEMENT AGREEMENT

9.1  Deposits into Lockbox Account.

(a)  Borrower shall establish and maintain a Lockbox Account pursuant to the Cash Management Agreement.  Borrower hereby grants to Agent on behalf of itself and Lenders a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Agent a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof.  All costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower.  Borrower will not in any way alter or modify the Cash Management Agreement without Agent’s consent and will notify Agent of the Lockbox Account number.

(b)  Borrower shall, or shall cause Manager to, deliver written instructions to all Tenants under Leases (excluding licensees under License Agreements) to deliver all Rents payable thereunder directly to the Lockbox Account to the extent such Tenants are not as of the date hereof so instructed.  Except as otherwise provided in the Cash Management Agreement, in the event that either Borrower or Manager receives any amounts constituting Rents or other revenue of any kind from the Project, Borrower shall, or shall cause Manager to, deposit said amounts into the Lockbox Account within one (1) Business Day of receipt thereof.

(c)  Any and all amounts on deposit in the Lockbox Account shall be automatically transferred each Business Day to an account of Borrower; provided, however, that upon the occurrence of a Lockbox Event and until the occurrence of the applicable Lockbox Termination Event, if any, Agent shall instruct Depository Bank to suspend such transfer to Borrower’s account and all funds in the Lockbox Account shall be automatically transferred each Business Day by Depository Bank to the Sweep Account and disbursed in accordance with the terms and conditions of the Cash Management Agreement.  Except as set forth in the Cash Management Agreement, Borrower shall have no rights to make withdrawals therefrom or receive the proceeds thereof.

9.2  Payments Received in the Lockbox Account.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the amounts due for the Reserve Funds established pursuant to this Agreement or any other Loan Document shall be deemed satisfied after the occurrence of a Lockbox Event and until the occurrence of the applicable Lockbox Termination Event, if any, to the extent sufficient amounts are deposited in the account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required.  Upon the occurrence of a Lockbox Termination Event, Agent shall notify Depository Bank in writing to release all amounts in the Reserve Funds to Borrower (such notice shall be sent by Agent to Depository Bank within ten (10) Business Days after Agent receives a written request for release from Borrower and provided that Borrower has delivered to Agent (simultaneous with or prior to the delivery of such written request) for Agent’s review and approval the Debt Service Coverage Certificate as required by Section 14.11 of this Agreement).

9.3  No Deductions, etc.

All payments made by Borrower hereunder or under the Notes or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.  The insufficiency of funds on deposit in the Lockbox Account shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

ARTICLE 10

RESERVES

10.1  Intentionally Omitted.

10.2  Tax and Insurance Escrow Fund.

Upon the occurrence and during the continuance of a Lockbox Event and until the occurrence of the applicable Lockbox Termination Event, if any, Borrower shall pay to Agent (by depositing the required funds into the Lockbox Account) on each Payment Date (a) a constant monthly amount that Agent estimates, based on the most recent tax bill, will be required in order to accumulate with Agent sufficient funds to pay all such Taxes at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof, and (b) a constant monthly amount that Agent estimates, based on the most recent bill, will be required in order to accumulate with Agent sufficient funds to pay all Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”) and the account in which such funds are held shall hereinafter be referred to as Borrower’s “Tax and Insurance Account.”  Notwithstanding the foregoing, if the Project insurance is part of a blanket policy reasonably acceptable to Agent, then so long as no Event of Default exists, no deposits into the Tax and Insurance Escrow Fund shall be required on account of insurance premiums.  The Tax and Insurance Escrow Fund, payable pursuant to this Agreement and the Notes, shall be paid by Borrower to Agent on each Payment Date.  Agent shall apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 14.1 and Section 14.2 hereof and under the Mortgage, subject to Borrower’s right to contest Taxes in accordance with Section 14.2.  In making any payment relating to the Tax and Insurance Escrow Fund, Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof, subject to Borrower’s right to contest in accordance with Section 14.2.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 14.1 or Section 14.2, as applicable, such excess shall be credited against future payments to be made to the Tax and Insurance Escrow Fund.  If at any time Agent reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Agent shall notify Borrower of such determination and Borrower shall increase its monthly payments to Agent by the amount that Agent reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.  Notwithstanding anything to the contrary contained herein, it is the intention of the parties that Agent shall not pay Taxes for any tax parcel with respect to which an Tenant is responsible for direct payment and makes such payment.  Accordingly, prior to the payment of any Taxes, Agent shall provide Borrower with a list of the parcels for which Agent proposes to pay Taxes, and (y) if Borrower does not notify Agent in writing within five (5) Business Days thereafter that an Tenant is responsible for direct payment of Taxes for a parcel or parcels listed by Agent, then Agent shall pay such Taxes from amounts on deposit in the Tax and Insurance Account, if any and (z) if Borrower notifies Agent in writing within five (5) Business Days thereafter that an Tenant is responsible for direct payment of Taxes for one or more parcels listed by Agent, then Agent shall not pay the Taxes on such parcel or parcels from amounts on deposit in the Tax and Insurance Account; provided, however, nothing contained in this Section 10.2 shall be construed to relieve Borrower of its obligation to pay, or cause to be paid all Taxes as set forth in Section 14.2 hereof.

10.3  Leasing Reserve.

Upon the occurrence and during the continuance of a Lockbox Event and until the occurrence of the applicable Lockbox Termination Event, if any, Borrower shall pay to Agent (by depositing the required funds into the Lockbox Account) on each subsequent Payment Date the sum of $51,000 (the “Monthly Leasing Deposit”), until such time as the balance in the Leasing Reserve Account equals $1,224,000 (the “Minimum Leasing Reserve Balance”).  Thereafter, if at any time there is a draw causing the Leasing Reserve Account to contain less than the Minimum Leasing Reserve Balance (whether on account of expenditures approved by Agent or otherwise), Borrower shall continue to pay Agent for deposit into the Leasing Reserve Account, the Monthly Leasing Deposit until the balance in the Leasing Reserve Account again equals the Minimum Leasing Reserve Balance.  Whenever the balance in the Leasing Reserve Account again equals the Minimum Leasing Reserve Balance, Borrower may suspend making monthly payments into the Leasing Reserve Account.  Amounts so deposited shall hereinafter be referred to as the “Leasing Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Leasing Reserve Account.”  Agent shall make disbursements from the Leasing Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower.  Agent shall make disbursements as requested by Borrower on a monthly basis upon delivery by Borrower of an Officer’s Certificate certifying the amount of expenses incurred for which reimbursement is requested.  In no event shall Agent be obligated to disburse funds from the Leasing Reserve Account if an Event of Default has occurred and is continuing.  Ground Rent Funds.

10.4  Ground Rent Funds.

(a)  Upon the occurrence and during the continuance of a Lockbox Event and until the occurrence of the applicable Lockbox Termination Event, if any, Borrower shall deposit with Agent, on each Payment Date, an amount (the “Monthly Ground Rent Deposit”) equal to the Ground Rent that will be payable under the Ground Lease for the succeeding month (such amounts so deposited shall hereinafter be referred to as the “Ground Rent Funds”).

(b)  Agent shall apply the Ground Rent Funds to payments of Ground Rent.  In making any payment relating to Ground Rent, Agent may do so according to any bill or statement given by the Ground Lessor without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof.  If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Agent shall, in its sole discretion, either (a) return any excess to Borrower or (b) credit such excess against the next payments to be made to the Ground Rent Funds.

10.5  Pledge and Security Interest; Additional Provisions.

(a)  Borrower hereby pledges to Agent, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Funds as additional security for the payment of the Loan.  Borrower shall not, without obtaining the prior written consent of Agent, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to be attached thereto, or any levy to be made thereon, or any UCC-1 Financing Statements (except those naming Agent as the secured party) to be filed with respect thereto.  All cash amounts deposited into the Reserve Funds shall be held in Agent’s name in accordance with the terms and provisions of the Cash Management Agreement and shall not be commingled with other funds.  All investment earnings on the Reserve Funds shall be (a) added to and become part of the applicable Reserve Fund, (b) taxed as income of Borrower, (c) for the benefit of Borrower, subject to Agent’s rights pursuant to this Agreement, and (d) provided that no Default or Event of Default has occurred, remitted to Borrower in accordance with the terms of this Agreement.  Agent shall not be responsible for any losses resulting from the investment of the cash deposits in the Reserve Funds or for obtaining any specific level or percentage of earnings on such investment.  Upon the occurrence of an Event of Default, Agent may apply any amounts then present in the Reserve Funds to the payment of amounts due and payable under the Loan (including pursuant to an acceleration of the Loan) in any order in its sole discretion.  Until expended or applied as above provided, the Reserve Funds shall constitute additional security for the Loan.  Any amounts on deposit in the Reserve Funds (other than the Tax and Insurance Fund) in excess of Borrower’s obligations or in excess of Borrower’s requested disbursement shall remain on deposit in the applicable Reserve Fund.

(b)  Any amount remaining in the Reserve Funds after the Loan has been paid in full shall be promptly returned to Borrower.  In addition, Borrower’s obligations to make payments to the Reserve Funds shall be qualified as provided in Section 9.2 hereof.

(c)  Borrower shall indemnify Agent and hold Agent harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except for the gross negligence or willful misconduct of Agent.  Borrower shall assign to Agent all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE 11

Intentionally Omitted

ARTICLE 12

Intentionally Omitted

ARTICLE 13

Intentionally Omitted

ARTICLE 14

AFFIRMATIVE COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents, Borrower hereby covenants and agrees as follows:

14.1  Existence; Compliance with Laws; Insurance.

Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Laws applicable to it and the Project.  Borrower and the Project shall at all times during the term of the Loan comply with all applicable Laws in all material respects.  There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Project to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Project or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Project in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage.  Borrower shall keep the Project insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in Article 16 of this Agreement.

14.2  Taxes and Other Charges.

Borrower shall pay all Taxes now or hereafter levied or assessed or imposed against the Project or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due.  Borrower will deliver to Agent receipts for payment or other evidence satisfactory to Agent that the Taxes have been so paid or are not then delinquent within ten (10) days after payment thereof (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Agent pursuant to Section 10.2 above).  Upon request, Borrower shall deliver to Agent evidence satisfactory to Agent that the Other Charges have been so paid and are not delinquent.  Borrower shall not suffer and shall promptly cause to be paid, discharged or removed (or shall contest as otherwise provided in the Mortgage) any Lien or charge whatsoever which may be or become a Lien or charge against the Project other than a Permitted Exception, and shall promptly pay for all utility services provided to the Project.  After prior written notice to Agent, Borrower, at its own expense, may contest by appropriate proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (a) no Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall not constitute a default under the provisions of any other instrument to which Borrower is subject and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) during the period of such contest, neither the Project nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes from the Project; and (g) Borrower shall furnish such security as may be required in the proceeding, or establish adequate cash reserves as may be reasonably requested by Agent, to insure the payment of any such Taxes, together with all interest and penalties thereon.  Upon final determination, if not previously and completely satisfied by Borrower, Agent may pay over any such cash deposit or part thereof held by Agent to the claimant entitled thereto.  Notwithstanding anything to the contrary contained in this Section 14.2, Borrower shall not be required to provide prior written notice to Agent of any contest of Taxes provided that Borrower pays the full amount of such Tax which is due to the proper Governmental Authority prior to its initiation of any contest and provided further that Borrower satisfies all of the conditions contained above other than in subclause (g) and has complied with all requirements of the appropriate Governmental Authority with respect to the payment of such Taxes and the posting of security thereof, if any.

14.3  Litigation.

Borrower shall give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower which is reasonably likely to materially adversely affect Borrower’s condition (financial or otherwise) or business or the Project.  Borrower shall indemnify each Lender, Agent and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including reasonable attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Project; (ii) any breach of representation or warranty, default or Event of Default hereunder or under any of the other Loan Documents; (iii) any other matter arising in connection with the Loan, Borrower or the Project; (iv) any other action or inaction by, or matter which is the responsibility of, Borrower; or (v) any construction of the parties or their relationship (as partners, joint venturers, or otherwise).  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.  The foregoing indemnification shall survive repayment or assignment of the Loan.

14.4  Access to Project.

Borrower shall permit agents, representatives and employees of Agent or any Lender to inspect the Project or any part thereof at reasonable hours upon reasonable advance notice to Borrower.

14.5  Notice of Default.

Borrower shall promptly advise Agent of any material adverse change in Borrower’s condition, financial or otherwise, which would prevent Borrower from performing its obligations under this Agreement, the Note or the other Loan Documents.

14.6  Cooperate in Legal Proceedings.

Borrower shall cooperate fully with Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Agent hereunder or under any of the other Loan Documents and, in connection therewith, permit Agent, at its election, to participate in any such proceedings which may have a material adverse effect on Borrower or the Project or which may prevent Borrower from performing its obligations under this Agreement, the Note or the other Loan Documents.

14.7  Lost Notes.

Upon a Lender’s furnishing to Borrower an affidavit to such effect (which affidavit shall include an indemnification by such Lender of Borrower with respect to any claim by a third party asserting rights under such lost note), Borrower shall, if any Note is mutilated, destroyed, lost or stolen, deliver to such Lender, in substitution therefor, a new note containing the same terms and conditions as its Note with a notation thereon of the unpaid principal accrued and unpaid interest.

14.8  Insurance Benefits.

Borrower shall cooperate with Agent in obtaining for Agent the benefits of any Condemnation Proceeds or Insurance Proceeds lawfully or equitably payable in connection with the Project, and Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

14.9  Further Assurances.

Borrower shall, at Borrower’s sole cost and expense:

(a)  furnish to Agent all instruments, documents, boundary surveys, certificates, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(b)  execute and deliver to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Agent may reasonably require; and

(c)  do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time.

14.10  Mortgage Taxes.

Borrower represents that it has paid all state, county and municipal recording and all other taxes, if any, imposed upon the execution and recordation of the Mortgage.  Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Agent or any Lender.

14.11  Financial Reporting.

(a)  Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Project.  Agent shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Agent shall desire.  After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Agent to examine Borrower’s accounting records with respect to the Project, as Agent shall determine to be necessary or appropriate in the protection of Lenders’ interests.

(b)  Borrower will furnish to Lenders annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Agent in accordance with GAAP (or such other accounting basis acceptable to Agent) covering the Project for such Fiscal Year and containing statements of profit and loss for Borrower and a balance sheet for Borrower.  Such statements shall set forth the financial condition and the results of operations for the Project for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income.  Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by an authorized signatory of Borrower, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower being reported upon and has been prepared in accordance with GAAP, and (iii) an opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Agent, and to the extent such opinion is qualified, a detailed explanation as to such qualification.  Together with Borrower’s annual financial statements, Borrower shall furnish to Lenders  an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)  Borrower will furnish, or cause to be furnished, to Lenders on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by a certificate executed by an authorized representative of Borrower, stating that such items (other than sales reports) are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Project (subject to normal year-end adjustments): (i) a rent roll, occupancy report and year-to-date sales report as of the end of the quarter; (ii) year-to-date operating statements in the form delivered in connection with the origination of the Loan prepared as of the end of each calendar quarter and other information necessary and sufficient to fairly represent the financial position and results of operation of the Project for such period; and (iii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter for the Calculation Period ending on such Calculation Date certified as being true and correct by a Responsible Officer on behalf of Borrower (a “Debt Service Coverage Certificate”).

(d)  Borrower shall furnish to Lenders (i) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Carveout Guarantor, the consolidated balance sheet and related consolidated statement of operations, accumulated deficiency in assets and cash flows, and footnotes thereto of Carveout Guarantor, prepared in accordance with GAAP, and TCI’s financial statements in each case as of the end of such fiscal year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and audited by Carveout Guarantor’s accountants; and (ii) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter (except the last calendar quarter of each fiscal year), the unaudited TRG consolidated financial statements (as described above) and TCI’s financial statements in each case as of the end of and for such calendar quarter, in reasonable detail, certified by an authorized signatory of TRG and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year.

(e)  For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Agent, for informational purposes only, an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year.

(f)  Borrower shall furnish to Agent, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Project and the financial affairs of Borrower or Carveout Guarantor as may be reasonably requested by Agent or Lenders.

(g)  Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form or (ii) in electronic form that is reasonably acceptable to Agent.

14.12  Business and Operations.

(a)  Borrower shall maintain the Project in good condition and repair and in a condition at least equivalent to that of TRG’s other mall properties.

(b)  Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Project.  Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Project.

14.13  Title to the Project.

Borrower will warrant and defend (a) the title to the Project and every part thereof, subject only to Liens permitted hereunder (including Permitted Exceptions) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Exceptions), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Agent and Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Agent or Lenders if an interest in the Project, other than as permitted hereunder, is claimed by another Person.

14.14  Costs of Enforcement.

In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Agent is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Agent or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

14.15  Estoppel Statement.

(a)  After request by Agent, Borrower shall within ten (10) days furnish Agent with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Notes, (ii) the unpaid principal amount of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any known offsets or defenses to the payment of the Loan, if any, and (v) that the Notes, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)  If a commercially reasonable reason exists, Borrower shall use good faith efforts to deliver to Agent upon request Tenant estoppel certificates from each commercial Tenant leasing space at the Project in form and substance reasonably satisfactory to Agent; provided that, unless an Event of Default exists, Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

(c)  If a commercially reasonable reason exists, Borrower shall use good faith efforts to deliver to Agent upon request estoppel certificates from each party under the REA; provided that such certificates may be in the form required under the REA; provided further that, unless and Event of Default exists, Borrower shall not be required to deliver such certificates more than three (3) times during the term of the Loan and not more frequently than one (1) time in any calendar year.

(d)  After request by Borrower, Agent shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Notes, (ii) the date installments of interest and/or principal were last paid and (iii) whether or not Agent has sent any notice of default under the Loan Documents which remains uncured in the opinion of Agent.

14.16  Loan Proceeds.

Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes of refinancing the Existing Indebtedness and for other general corporate purposes, including distributions to partners.

14.17  Performance by Borrower.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Agent.

14.18  Interest Rate Agreements.

(a)  Borrower shall, not later than the Closing Date institute, and shall maintain in full force and effect until the Loan is repaid, an interest rate hedging program through the purchase of an Interest Rate Protection Product. The Interest Rate Protection Product, and the financial institution providing the Interest Rate Protection Product, shall be subject to Agent’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.  The Interest Rate Protection Product must, at a minimum, protect against the excess of the 30-day LIBOR Rate (or such other LIBOR Rate as is approved by Agent in its reasonable discretion) over 7.5% per annum.  Borrower shall afford Agent and Lenders an opportunity to participate in the bidding for all Interest Rate Protection Products.

(b)  Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Agent or a Lender shall constitute indebtedness evidenced by the Notes and secured by the Mortgage and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements of the proceeds of the Loan, shall exceed the face amount of the Notes.

(c)  Borrower hereby collaterally assigns to Agent for the benefit of Lenders any and all Interest Rate Protection Products purchased from time to time by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Agent with any additional documentation requested by Agent in order to confirm or perfect such security interest during the term of the Loan.  If Borrower obtains an Interest Rate Protection Product from a party other than Agent or a Lender, such other party shall be reasonably acceptable to Agent (which party shall have a long-term unsecured debt rating of not less than “A-” by Standard & Poor’s Inc.) and Borrower shall deliver to Agent such third party’s consent to such collateral assignment.  No Interest Rate Protection Product purchased from a party other than Agent or a Lender may be secured by an interest in Borrower or the Project.

14.19  No Joint Assessment.

Borrower shall not suffer, permit or initiate the joint assessment of the Project (a) with any other real property constituting a tax lot separate from the Project, and (b) which constitutes real property with any portion of the Project which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Project.

14.20  Leasing Matters.

(a)  Borrower shall obtain prior written consent of Agent for (1) all Leases hereinafter executed and (2) all amendments, modifications, terminations or surrenders of existing Leases, which in either event:

(i)  are not the product of an arm’s-length transaction; or

(ii)  are not undertaken in a manner consistent with TRG’s standard leasing practices; or

(iii)  which result in a material adverse effect on the use, operation or value (including the Net Operating Income) of the Project, taken as a whole, or the ability of Borrower to pay its obligations in respect of the Loan.

Borrower agrees that Agent may (but need not) condition its consent for a termination, cancellation or surrender of any Lease described in (i), (ii) or (iii) above (a “Restricted Termination”) upon, among other things, Borrower delivering to and depositing with Agent any amount, consideration or other sum received by or payable to Borrower or on Borrower’s behalf in connection with any Restricted Termination including, but not limited to, any termination, cancellation or “buyout” payment and the proceeds of any claim which Borrower may have against any Person in connection with such action.  In addition, whether or not Agent’s consent is so required, Agent may require Borrower to deposit with Agent any amount, consideration or other sum received by or payable to Borrower or on Borrower’s behalf in connection with any  termination, cancellation or “buyout” payment with respect to, and the proceeds of any claim which Borrower may have against any Person in connection with, any Major Lease.  Provided that no Event of Default shall have occurred and be continuing, such amount shall be applied first, to the payment of tenant improvements and leasing commissions incurred in replacing such Tenant as determined by Agent in its sole discretion and then, to the extent required for shortfalls as determined by Agent in its sole discretion, to the payment of required Reserve Funds.

(b)  Borrower agrees that after the occurrence of a Lockbox Event and until the occurrence of the applicable Lockbox Termination Event, Agent’s prior written consent (which consent shall not be unreasonably withheld or delayed) shall be required for (i) all Leases executed during such period demising 25,000 or more rentable square feet at the Project and (ii) all material amendments, modifications, terminations or surrenders executed during such period affecting 25,000 or more rentable square feet at the Project.

(c)  Upon request by Borrower and at Borrower’s sole cost and expense, Agent shall grant nondisturbance, on a form reasonably acceptable to Agent (which form shall, among other things, require the applicable Tenant to attorn to Agent or Agent’s nominee or other third party purchaser of the Project following a foreclosure of the Mortgage or delivery of a deed in lieu of foreclosure) to those Tenants under Leases which require such nondisturbance.  Any such nondisturbance granted by Agent shall not be deemed effective until Agent receives a copy of the executed Lease.  Borrower (A) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (C) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (D) shall execute and deliver at the request of Agent all such further assurances, confirmations and assignments in connection with the Leases as Agent shall from time to time reasonably require.

(d)  With respect to those Leases of 50,000 square feet or less which require Agent’s consent pursuant to Section 14.20(b) of this Agreement, Borrower shall provide Agent, fifteen (15) days for the approval or rejection of any proposed Lease, amendment, modification or termination of a Lease that requires Agent’s consent pursuant to this Section 14.20.  In the event that Agent fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of the Lease, amendment, modification or termination, as applicable, by Agent if (A) Borrower has delivered to Agent, the Lease, amendment, modification or termination, as applicable, with the notation “IMMEDIATE RESPONSE REQUIRED; FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE ADMINISTRATIVE AGENT’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Agent does not approve or reject the proposed Lease, amendment, modification or termination, as applicable, within fifteen (15) days from the date Agent receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., federal express) that the same has been delivered.

(e)  With respect to those Leases of greater than 50,000 square feet which require Agent’s consent pursuant to Section 14.20(b) of this Agreement, Borrower shall provide Agent, thirty (30) days for the approval or rejection of any proposed Lease, amendment, modification or termination of a Lease that requires Agent’s consent pursuant to this Section 14.20.  In the event that Agent fails to respond within said thirty (30) day period, such failure shall be deemed to be the consent and approval of the Lease, amendment, modification or termination, as applicable, by Agent if (A) Borrower has delivered to Agent, the Lease, amendment, modification or termination, as applicable, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN THIRTY (30) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDERS’ APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Agent, does not approve or reject the proposed Lease, amendment, modification or termination, as applicable, within thirty (30) days from the date Agent receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., federal express) that the same has been delivered.

14.21  Alterations.

Borrower shall obtain Agent’s prior written consent (which consent shall not be unreasonably withheld or delayed) with respect to any alterations that (a) may have a material adverse effect on Borrower’s financial condition or the use, operation or value (including the Net Operating Income) of the Project, (b) materially adversely affect the structural integrity of the Improvements or any utility or HVAC system contained in any Improvements, or (c) the total unpaid amounts due and payable with respect thereto by Borrower, in the aggregate, (other than such amounts to be paid or reimbursed by Tenants under the Leases) at any time exceeds Fifteen Million Dollars ($15,000,000) (the “Threshold Amount”).  Without limiting the foregoing, Borrower may construct one or more retail stores and/or restaurants on Parcel E (as identified on Exhibit A hereto) so long as requirement (c) of the previous sentence remains satisfied.  If the total amounts of any alteration shall, exceed the Threshold Amount, Borrower shall promptly deliver to Agent and maintain as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. treasury obligations, (iii) other securities having a rating, acceptable to Agent, or (iv) a completion bond or Letter of Credit, in either case, issued by a financial institution acceptable to Agent.  Such security shall be in an amount equal to the total unpaid amounts with respect to such alteration (other than such amounts to be paid or reimbursed by Tenants under the Leases) and, if Borrower has not timely paid for the costs and expenses of the alteration, applied from time to time at the option of Agent to pay for such alteration or to terminate the alteration and restore the Project to the extent necessary to prevent any material adverse effect on the use, operation or value (including the Net Operating Income) of the Project.

14.22  Principal Office.

Borrower’s principal office, and the place where Borrower keeps any of its books and records that are not located at the Project, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Agent in writing at least thirty (30) days prior to the date of such change).

14.23  Handicapped Access.

Borrower covenants that the Project shall at all times comply, in all material respects, to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).

14.24  No Further Encumbrances.

Borrower shall do or cause to be done all things necessary to keep and protect the Project and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Project, except for (a) Permitted Exceptions, (b) Liens, easements or agreements granting rights in or restricting the use or development of the Project permitted pursuant to the Loan Documents, and (c) Liens for Taxes prior to the imposition of any interest, charges or expenses for the non-payment thereof.

14.25  Operation of Project.

(a)  In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Agent’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a replacement management agreement pursuant to Section 15.1 hereof.  Notwithstanding anything to the contrary contained herein or in the Cash Management Agreement, any Management Fees payable by Borrower shall only be paid during a Lockbox Event after all payments then due and payable to Agent pursuant to the Loan Documents have been paid in full.

(b)  Borrower shall:  (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Agent of any material default under the Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

14.26  Licenses.

Borrower shall keep and maintain all Licenses necessary for the operation of the Project as a retail shopping center (it is hereby understood and agreed that the foregoing covenant shall not be applicable to any permits or licenses required to be obtained by Tenants at the Project for the operation of any Tenant’s particular business).

14.27  Collateral Letters of Credit.

All Letters of Credit shall be clean, unconditional, irrevocable letters of credit issued to Agent by an issuer reasonably acceptable to Agent having an initial term of not less than one (1) year.  In addition to any other rights granted Agent or Lenders under this Agreement, any Letter of Credit may be drawn upon by Agent at its election or upon the request of the Required Lenders (i) at any time within thirty (30) days before the expiration date of the applicable Letter of Credit if such Letter of Credit has not been renewed for a renewal term of at least one year or replaced with a substitute Letter of Credit reasonably satisfactory to Agent having a term of at least one year or (ii) at any time that an Event of Default exists, with the proceeds in either case to be applied to any of Borrower’s obligations under the Loan Documents in such order consistent with this Agreement as Agent shall determine.  With respect to clause (i) of the preceding sentence, if any Letter of Credit will expire in less than thirty (30) days, Agent will verbally or in writing remind Borrower to obtain an extension before drawing upon such Letter of Credit.  Borrower may replace any Letter of Credit with a substitute Letter of Credit reasonably satisfactory to Agent in the same form and substance (except that the expiration date shall be at least one year from the date of replacement) and from an issuer reasonably satisfactory to Agent.  Two or more Letters of Credit required to be provided under this Agreement may be combined, but the provisions of this Agreement governing said Letters of Credit shall be applied as if separate Letters of Credit had been delivered.

14.28  Appraisals.

Agent shall have the right to obtain a new or updated Appraisal of the Project from time to time.  Borrower shall cooperate with Agent in this regard.  If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Agent’s request; provided, however, Borrower shall not be required to pay for more than one (1) Appraisal during any 12-month period unless an Event of Default exists.

14.29  Special Purpose Entity.

Borrower hereby covenants that it will continue to be a Special Purpose Entity until such time as the Loan has been paid in full.

14.30  Debt Service Coverage Ratio.

For each Calculation Period ending on the last day of a calendar quarter (commencing with the Calculation Period ending on March 31, 2008) until the Loan has been repaid in full, the Debt Service Coverage Ratio shall be tested quarterly by Agent to determine whether a DSCR Event exists as of any such calendar quarter.

ARTICLE 15

NEGATIVE COVENANTS

From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents Borrower covenants and agrees with Agent that it will not do, directly or indirectly, any of the following:

15.1  Management Agreement.

Borrower shall not (a) without the prior consent of Agent amend or modify any of the terms of the Management Agreement if such amendment or modification would (i) cause the Management Agreement to contain such terms or provisions which are not commercially reasonable, or (ii) cause any Default under any of the Loan Documents, (b) terminate the existing Management Agreement or otherwise replace the Manager (except with another Affiliate), unless such termination or replacement is permitted under the Management Agreement and in connection therewith (i) the Person chosen by Borrower as the replacement Manager is approved by the Required Lenders, (ii) the terms and provisions of such replacement management agreement have been approved by Agent (which approval shall not be unreasonably withheld or delayed and provided, however, Agent’s approval shall not be required for a new management agreement between the Manager and Borrower so long as such agreement is on commercially reasonable terms), and (iv) such new manager, if any, enters into an Assignment of Management Agreement substantially in the form of the Assignment of Management Agreement delivered by Manager to Agent on the date thereof.  Notwithstanding that Agent’s consent may not be required to an amendment or modification or replacement of the Management Agreement as set forth above, Borrower shall (x) deliver to Agent any amendment or modification of any of the material terms of the Management Agreement and (y) if the amendment or modification affects the amount of the Management Fee, certify that the Management Fee payable under the Management Agreement as modified is (1) if such amendment or modification occurs during the period that TRG or an Affiliate thereof is the manager of the Project, not greater than five percent (5%) of gross revenues, and (2) if such amendment or modification occurs during any period in which TRG or an Affiliate thereof is not the manager of the Project, not greater than a management fee which is commercially reasonable for the Project.

15.2  Liens.

Borrower shall not, without the prior written consent of Agent, create, incur, assume or suffer to exist any Lien on any portion of the Project or on the Ground Lease or permit any such action to be taken, except:

(a)  Permitted Exceptions;

(b)  Liens created by or permitted pursuant to the Loan Documents; and

(c)  Liens for Taxes prior to the imposition of any interest, charges or expenses for the non-payment thereof.

Notwithstanding the foregoing, Borrower shall have the right to contest any Lien, provided, that with respect to a mechanic’s or materialmen’s Lien, Borrower posts a statutory lien bond sufficient to remove such mechanic’s or materialmen’s Lien as an encumbrance against title to the Project within thirty (30) days after a complaint is filed to foreclose such Lien.

15.3  Dissolution.

Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Project, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend or terminate any of the provisions of Section 10.12 of the Amended and Restated Partnership Agreement of Borrower or any of the sections or definitions referred to in said Section 10.12 of the Amended and Restated Partnership Agreement of Borrower, except as permitted herein or therein, or waive or terminate its qualification and good standing in any jurisdiction, (e) cause or permit any SPE Entity to (i) dissolve, wind up or liquidate or take any action or omit to take an action, as a result of which such SPE Entity would be dissolved, wound up or liquidated in whole or in part or (f) or cause or permit any other SPE Entity to modify, amend or terminate any of the provisions of its organizational documents comparable to the sections referred to above.

15.4  Change In Business.

Borrower shall not enter into any line of business other than the ownership and operation of the Project or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

15.5  REA.

Borrower shall timely perform its obligations under the REA and shall not permit any default (beyond applicable notice and cure periods) to exist on the part of Borrower thereunder.  Borrower agrees that without the prior consent of Agent, Borrower will not execute modifications to the REA if such modifications will have a material adverse effect on the use, operation or value (including the Net Operating Income) of the Project, taken as a whole, or the ability of Borrower to pay its obligations in respect of the Loan.  Agent shall execute any modifications to the REA for which Agent’s consent is obtained or Agent’s consent is not required in order to subordinate the lien of the Mortgage to the REA as so amended.

15.6  Affiliate Transactions.

Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower except in the ordinary course of business and on commercially reasonable terms.  Notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict Borrower from paying to its direct or indirect owners any amounts due to such Persons pursuant to Borrower’s organizational documents to the extent that funds are available to Borrower to make such payments and Borrower shall only make such payment after all amounts then due to Agent hereunder are paid.

15.7  Zoning.

Without the prior written consent of Agent, Borrower shall not initiate or consent to (a) any zoning reclassification of any portion of the Project, (b) seek any variance under any existing zoning ordinance that could result in the use of the Project becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) permit any portion of the Project to be used in any manner that could result in the use of the Project becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

15.8  Assets.

Borrower shall not purchase or own any property other than the Project and property consistent with its purposes.

15.9  Debt.

Borrower shall not create, without the prior written consent of the Required Lenders in their sole discretion, incur or assume any Indebtedness other than (a) the Loan, (b) additional indebtedness expressly permitted hereby, (c) the Interest Rate Agreement, (d) unsecured Indebtedness (other than borrowings) incurred in the ordinary course of business relating to the ownership and operation of the Project, (e) trade payables which are not more than sixty (60) days past the date due (unless Borrower is in good faith contesting same), and (f) Indebtedness incurred in the ordinary course of business in connection with the financing of fixtures, equipment or personal property at the Project, which financing may be secured by, and only by, a pledge of such fixtures, equipment or personal property; provided, however, in no event shall Borrower’s maximum aggregate liability pursuant to clauses (d), (e) and (f) exceed Ten Million Dollars ($10,000,000) (the foregoing limitation shall not apply real estate taxes and commitments for tenant allowances under any Lease).

15.10  Organizational Documents.

Borrower shall not permit its organizational documents to be amended in any respect which would adversely affect Lenders without Agent’s prior written consent.  Without limiting the foregoing, the provisions of Sections 10.22, 10.23, 10.24 and 10.25 of Borrower’s partnership agreement (and the underlying definitions) shall not be modified, amended or terminated without Agent’s prior written consent.  Additionally, Borrower shall cause T-I REIT, Inc. not to modify, amend or terminate any of the provisions of Article X of its Certificate of Incorporation without Agent’s prior written consent.

15.11  Principal Office and Organization.

Borrower shall not change its principal office as set forth in this Agreement without first giving Agent thirty (30) days prior written notice.  Borrower shall not change the place of its organization as set forth in this Agreement without the consent of Agent, which consent shall not be unreasonably withheld.

15.12  ERISA.

(a)  Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken pursuant to this Agreement to be a non-exempt prohibited transaction under ERISA.

(b)  Borrower further covenants and agrees to deliver to Agent such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by the Agent, that Borrower does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title IV of ERISA, and that either: (A)(i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and none of the assets constitute “plan assets” of one or more such plans, and (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; or (B) to the extent that Borrower is an “employee benefit plan” as defined by Section 3(3) of ERISA, subject to Title I of ERISA or the assets of Borrower constitute or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, the requirements of PTE 90-1 are continuously met.

15.13  Transfers.

(a)  Except as otherwise permitted by the provisions of this Section 15.13 or except to the extent permitted elsewhere in the Loan Documents, Borrower will not (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer and/or other disposition of legal or equitable interest in all or any part of the Project or the Ground Lease, (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect ownership interest in Borrower, (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien and/or other encumbrance of all or any part of the Project or the Ground Lease, (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in and/or other encumbrance of any direct or indirect ownership interest in Borrower or Borrower’s constituent entities, or (v) file a declaration of condominium with respect to the Project (each, a “Transfer”).

(b)  A sale, assignment, conveyance, transfer and/or other disposition of direct and/or indirect ownership interests in Borrower shall be permitted if the following conditions are satisfied:

(i)  No Change in Control has occurred (or will occur by reason of such Transfer);

(ii)  At the time of such Transfer, no Event of Default has occurred and is continuing;

(iii)  After giving effect to the proposed Transfer, Borrower will continue to be a Special Purpose Entity;

(iv)  Borrower shall give or cause to be given written notice to Agent of the proposed transfer or sale not later than ten (10) days (or such lesser time as Agent shall agree) prior thereto, which notice shall set forth (A) the name of the proposed transferee or the person to which the interests in Borrower are to be transferred or sold, (B) the interest to be transferred and (C) the date the transfer or sale is expected to be effective;

(v)  The transferee is not a Prohibited Person; and

(vi)  As to any Transfer of twenty percent (20%) or more of the beneficial ownership interest in Borrower (whether as a result of a Transfer of a direct interest in Borrower or an indirect interest in Borrower):  (x) if the proposed Transfer is of all or any part of the interest in Borrower directly or indirectly owned by TRG or an Affiliate of TRG, the transferee shall not be (and shall not be an Affiliate of any Person who is) involved in any material litigation or arbitration proceeding in which a Lender is an adverse party, provided that the foregoing shall not apply to transfers of interests in TRG and (y) if the proposed Transfer is of all or any part of the interest in Borrower owned by a Person other than TRG or an Affiliate of TRG and if such Transfer requires the consent of TRG (or of any general partner of Borrower which is an Affiliate of TRG) under Borrower’s partnership agreement, then TRG (or any such Affiliate of TRG) shall not consent to such Transfer unless the transferee has certified in writing to TRG and Agent that the transferee (and its Affiliates) are not involved in any material litigation or arbitration proceeding in which a Lender is an adverse party.

(c)  Additionally, a pledge, hypothecation, creation of a security interest and/or other encumbrance by the holder (other than TRG or any Affiliate of TRG) of a direct and/or indirect ownership interest in Borrower shall be permitted so long as, assuming foreclosure of such pledge or security interest, the requirements of clauses (i), (iii) and (v) or subparagraph (b) above would be satisfied.

(d)  The foregoing transfer restrictions will not restrict sales, conveyances, transfers, pledges or grants of security interests of direct and/or indirect ownership interests (x) in TRG, so long as the transferee (excluding any shareholder of TCI) is not a Prohibited Person or (y) in any Person other than TRG or an Affiliate of TRG holding any direct or indirect ownership interests in Borrower, so long as (i) after giving effect to such Transfer described in this clause (y) no Change in Control would occur as a result of such Transfer, (ii) the transferee is not a Prohibited Person and (iii) the requirement set forth in Section 15.13(a)(vi)(y) is satisfied, if applicable.  Borrower shall give or cause to be given written notice to Agent of the Transfer described in clause (y) above within five (5) Business Days after TRG discovers or is informed about any such Transfer; provided that Borrower shall not be obligated to notify Agent of Transfer of minority interests (direct or indirect) in CSAT, L.P. constituting less than twenty percent (20%) of the beneficial ownership interests in Borrower.

(e)  Lenders shall not be required to demonstrate any actual impairment of their security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any violation of this Section 15.13.

15.14  Project Demised Under Ground Lease.

Borrower shall not, without the prior written consent of Agent, exercise its rights under Paragraph 17(a) of the Ground Lease or Paragraph 17(c) (main ground lease only) of the Ground Lease.

15.15  Leases.

Borrower shall not permit any material default to exist on Borrower’s part under any Lease beyond applicable grace or cure periods.

ARTICLE 16

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

16.1  Insurance.

(a)  Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Project providing at least the following coverages:

(i)  comprehensive all risk insurance on the Improvements and the personal property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property waiving all co-insurance provisions; (C) providing for no deductible in excess of Two Hundred Fifty Thousand Dollars ($250,000) or, with respect to windstorm insurance only, five percent (5%) of the Full Replacement Cost (the “Required Deductible”), for all such insurance coverage or such higher deductible if Borrower provides Agent a Letter of Credit in an amount equal to the difference between the actual deductible and the Required Deductible, which Letter of Credit may be drawn upon by Agent upon the occurrence of a casualty to pay such amounts that would have been paid by the issuer of the Policies if the Required Deductible had been maintained; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Project shall at any time constitute legal non-conforming structures or uses in amounts as required by Agent.  In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended and such excess limits as Agent shall require; and (y) earthquake insurance in amounts and in form and substance satisfactory to Agent in the event the Project is located in an area with a high degree of seismic activity provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)  commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Project, such insurance (A) to contain minimum limits per occurrence of One Million Dollars ($1,000,000) and Two Million Dollars ($2,000,000) in the aggregate for any policy year and shall contain a deductible/self-insured retention no greater than Two Hundred Fifty Thousand Dollars ($250,000); (B) to continue at not less than the aforesaid limit until required to be changed by Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in this Agreement to the extent the same is available;

(iii)  business income insurance (A) with loss payable to Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above on an actual loss sustained basis for the period of restoration; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Project is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Project for a period of no less than twelve (12) months from the date of such casualty (assuming such casualty had not occurred) and notwithstanding that the policy may expire at the end of such period.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Project for the succeeding twelve (12) month period.  Subject to the provisions of this Article 16, all proceeds payable to Agent pursuant to this subsection shall be held by Agent and shall be applied at Agent’s sole discretion to (I) the obligations secured by the Loan Documents as and when such obligations become due and payable hereunder or (II) operating expenses of the Project approved by Agent in its sole discretion, and any remaining proceeds shall thereafter be paid to Borrower; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment therefor except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)  at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) and (iii) above written in a so-called builder’s risk completed value form, including coverage for one hundred percent (100%) of the total costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Project, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)  workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least One Million Dollars ($1,000,000) per accident and per disease per employee, and One Million Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Project, or in connection with the Project or its operation (if applicable);

(vi)  comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)  umbrella liability insurance in an amount not less than Seventy-Five Million Dollars ($75,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)  motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million Dollars ($1,000,000);

(ix)  if the Project is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Project along with any reduced value and the increased cost of construction in amounts as requested by Agent;

(x)  the commercial property and business income insurance required under subsections a (i) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under subsections a (i) and (iii) above at all times during the term of the Loan; provided, however, notwithstanding the foregoing, (A) Borrower may maintain such coverage through a blanket policy for terrorism insurance with a Required Deductible not in excess of $250,000.00 (the “Required Terrorism Deductible”) or such higher deductible if Borrower provides Lender a Letter of Credit in an amount equal to the difference between the actual deductible and the Required Terrorism Deductible, which Letter of Credit may be drawn upon by Lender upon the occurrence of a Casualty to pay such amount that would have been paid by the issuer of the Policies if the Required Terrorism Deductible had been maintained or (B) Borrower may maintain such coverage through a separate policy in an amount equal to the lesser of (i) the Full Replacement Cost and (ii) $144,000,000.00; provided Borrower shall not be required to spend more than an amount equal to $231,408.00; and

(xi)  upon sixty (60) days written notice, such other insurance and in such amounts as Agent from time to time may request against such other insurable hazards which at the time are commonly insured against for property similar to the Project located in or around the region in which the Project is located.

(b)  All insurance provided for in Section 16.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”), and shall be subject to the confirmation by Agent that the insurance companies, amounts, deductibles, loss payees and insureds satisfy the requirements expressly set forth herein.  The Policies shall be issued by a financially sound and responsible insurance company or a syndicate of companies through which at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is provided by companies authorized to do business in the State and having a claims paying ability rating of “A” or better by S&P and an equivalent rating by Fitch and Moody’s and an A.M. Best rating of “A, X” or better; provided, however, the Policies may be maintained by Factory Mutual Insurance Companies on the condition that, to the extent required by Agent, Borrower maintains a credit wrap, in form and substance acceptable to Agent, provided by Lexington Insurance Company, or other carrier authorized to do business in the State and having a claims paying ability rating of “A” or better by S&P and an equivalent rating by Fitch and Moody’s.  The Policies described in Section 16.1 (other than those strictly limited to liability protection) shall designate Agent as mortgagee and loss payee.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Agent.

(c)  Any blanket insurance Policy shall specifically allocate to the Agent the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Project in compliance with the provisions of Section 16.1(a).

(d)  All Policies of insurance provided for or contemplated by Section 16.1(a), except for the Policy referenced in Section 16.1(a)(v), shall name Borrower as the insured and Agent, as agent, the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Agent providing that the loss thereunder shall be payable to Agent.

(e)  All Policies of insurance provided for in Section 16.1 shall contain clauses or endorsements to the effect that:

(i)  no act or negligence of Borrower, or anyone acting for Borrower, or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Agent or Lenders are concerned;

(ii)  the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days written notice to Agent and any other party named therein as an additional insured;

(iii)  the issuers thereof shall give written notice to Agent if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv)  Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)  If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Agent shall have the right, upon prior notice to Borrower, to take such action as Agent deems necessary to protect its interest in the Project, including, without limitation, the obtaining of such insurance coverage as Agent in its sole discretion deems appropriate. All premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

16.2  Casualty.

If the Project shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall promptly commence and diligently prosecute the completion of the repair and restoration of the Project substantially to the condition the Project was in immediately prior to such casualty, with such alterations as may be reasonably approved by Agent (a “Restoration”) and otherwise in accordance with Section 16.4.  Borrower shall give prompt notice of any such damage in excess of One Million Dollars ($1,000,000) to Agent. Borrower shall pay all costs of such Restoration which are not covered by insurance.  Upon prior written notice to Borrower, Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.  In the event of a casualty where the loss does not exceed Five Million Dollars ($5,000,000), Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a casualty where the loss exceeds Five Million Dollars ($5,000,000) or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and Agent shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.  Notwithstanding any casualty, Borrower shall continue to pay all amounts payable under the Loan Documents.

16.3  Condemnation.

Borrower shall promptly give Agent notice of the actual or threatened (upon receipt by Borrower of written notice of such threat) commencement of any proceeding for the condemnation of the Property and shall deliver to Agent copies of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a condemnation where the amount of the taking does not exceed Five Million Dollars ($5,000,000), Borrower may settle and compromise such condemnation; provided that the same is effected in a commercially reasonable and timely manner.  In the event a condemnation where the amount of the taking exceeds Five Million Dollars ($5,000,000) or if an Event of Default then exists, Borrower may settle and compromise the condemnation only with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and Agent shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay all amounts payable under the Loan Documents.  If the Project or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of this Agreement.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lenders of any condemnation award, Lenders shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive such award, or a portion thereof sufficient to pay the remaining indebtedness.

16.4  Restoration.

The following provisions shall apply in connection with the Restoration of the Property:

(a)  If the Net Proceeds shall be less than Five Million Dollars ($5,000,000) and the costs of completing the Restoration shall be less than Five Million Dollars ($5,000,000), the Net Proceeds will be disbursed by Agent to Borrower upon receipt, provided that all of the conditions set forth in Section 16.4(b)(i) (other than in subclauses (E), (F), (J) and (K) thereof) are met (or will, by completion of the Restoration, be satisfied) and Borrower delivers to Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)  If the Net Proceeds are equal to or greater than Five Million Dollars ($5,000,000) or the costs of completing the Restoration is equal to or greater than Five Million Dollars ($5,000,000) Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 16.4.  The term “Net Proceeds” for purposes of this Section 16.4 shall mean: (i) the net amount of all insurance proceeds received by Agent pursuant to Section 16.2 as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of any condemnation award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)  The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)  no Event of Default shall have occurred and be continuing;

(B)  (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty five percent (25%) of the total floor area of the Improvements has been damaged, destroyed or rendered unusable as a result of such casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Project is taken and not more than 10% of the total floor area of the Improvements is taken or rendered unusable as a result of such condemnation;

(C)  Leases, pursuant to which the total minimum rent is equal to or greater than the Gross Rent Percentage of the total minimum rents from operations of the Project under executed and delivered Leases in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such casualty or condemnation, whichever the case may be. The term “Gross Rent Percentage” shall mean (1) in the event that the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy-five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy-five percent (75%);

(D)  Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such casualty or condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)  Agent shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Project as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 16.1(a)(iii) or Section 16.1(a)(x), if applicable, or (3) by other funds of Borrower;

(F)  Agent shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the earliest date required for such completion under the terms of any Leases, (2) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Project to the condition it was in immediately prior to such casualty or condemnation or to as nearly as possible the condition it was in immediately prior to such casualty or condemnation, as applicable, (3) the expiration of the insurance coverage referred to in Section 16.1(a)(iii) or Section 16.1(a)(x) or (4) the date which is not later than six (6) months prior to the Maturity Date;

(G)  the Project and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations;

(H)  the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws);

(I)  such casualty or condemnation, as applicable, does not result in the loss of access to the Project or the related Improvements;

(J)  Borrower shall deliver, or cause to be delivered, to Agent a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Agent in Agent’s reasonable discretion; and

(K)  the Net Proceeds together with (1) any cash or cash equivalent deposited by Borrower with Agent, or (2) any Letter of Credit delivered for such purpose are sufficient in Agent’s reasonable discretion to cover the cost of the Restoration.

(ii)  The Net Proceeds shall be held by Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 16.4(k), shall constitute additional security for the Loan and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Project which have not either been fully bonded to the satisfaction of Agent and discharged of record or in the alternative fully insured to the satisfaction of Agent by the title company issuing the Title Insurance Policy.

(iii)  All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Agent, which acceptance shall not be unreasonably withheld or delayed.  Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Agent, which acceptance shall not be unreasonably withheld or delayed.  All reasonable costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration shall be paid by Borrower.

(iv)  In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 16.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Restoration has been completed in accordance with the provisions of this Section 16.4(b) and that all approvals necessary for the re-occupancy and use of the Project have been obtained from all appropriate governmental and quasi-governmental authorities, and Agent receives evidence satisfactory to Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration when the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Agent or by the title company issuing the Title Insurance Policy, and Agent receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)  Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)  If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Agent be sufficient to pay in full the balance of the costs which are estimated by the Agent to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Agent before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency shall be held by Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 16.4(b) shall constitute additional security for the Loan and other obligations under the Loan Documents.

(vii)  The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent after the Restoration has been completed in accordance with the provisions of this Section 16.4(b), and the receipt by Agent of evidence reasonably satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be (a) if the Net Proceeds are Insurance Proceeds, remitted to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents or (b) if the Net Proceeds are Condemnation Proceeds, be applied subject to Section 16.4(c), toward the payment of the Loan whether or not then due and payable in such order, priority and proportions as Agent in its sole discretion shall deem proper.

(c)  All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 16.4(b)(vii) may be retained and applied by Agent toward the payment of the Loan whether or not then due and payable in such order, priority and proportions as Agent shall deem proper or, at the discretion of the Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as the Agent shall designate.

(d)  In the event of foreclosure of the Mortgage with respect to the Project, or other transfer of title to the Project in lieu of foreclosure, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Project and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent (on behalf of the Lenders) or other transferee in lieu of foreclosure.

(e)  Notwithstanding anything contained herein to the contrary, (i) the provisions of the Ground Lease, the REA and Leases with Anchor Tenants with respect to insurance proceeds for the Restoration shall control in the event of any conflict between the provisions of the Ground Lease, the REA, Leases with Anchor Tenants and the provisions of this Agreement or any of the other Loan Documents and (ii) Lender hereby agrees to apply the proceeds of insurance to the Restoration to the extent required by, and in accordance with, the Ground Lease, the REA and the Leases with Anchor Tenants.

ARTICLE 17

ASSIGNMENTS BY LENDERS

17.1  Assignments and Participations.

(a)  Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents (an “Assignee”) with the prior written consent of the Agent and with the prior written consent of Borrower, which consents by the Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the Assignee is already a Lender or if an Event of Default then exists) and no consent of the Agent shall be required if the Assignee is already a Lender (or an Affiliate of a Lender); provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval (if required) and acceptance, an assignment and assumption (“Assignment and Assumption”) in substantially the form of Exhibit G hereto, (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) unless the Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than Ten Million Dollars ($10,000,000), and (iv) the Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500). The Agent may designate any Assignee accepting an assignment of a specified portion of the Loan to be a Co-Agent, an “Arranger” or similar title, but such designation shall not confer on such Assignee the rights or obligations of the Agent.  Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by an Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder.  Borrower shall upon the request of any assigning Lender execute a replacement note in favor of the Assignee with respect to the amount assigned in the same form as the Note then held by the Assignor, provided that the original note shall be returned to Borrower.

(b)  By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) except as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such Assignee will, independently and without reliance upon the Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)  Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loan owing to, such Lender from time to time.  Borrower, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.

(d)  Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee, Agent shall, if such Assignment and Assumption has been properly completed, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrower (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).

(e)  Borrower shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein.

(f)  Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Lender; provided that no such pledge or assignment shall release such Lender from its obligations hereunder.  To facilitate any such pledge or assignment, the Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Lender in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Lender of New York Operating Circular No. 12.

(g)  Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch bank or Affiliate of such Lender without first obtaining the approval of any Agent or the Borrower, provided that (i) such Lender remains liable hereunder unless the Borrower and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender (as defined in Section 21.5(b)), (iii) such Lender gives the Agent and Borrower at least fifteen (15) days prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) the Agent receives from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500).

(h)  Each Lender shall have the right, without the consent of the Borrower or Agent, to sell participations to one or more other lenders (a “Participant”) in or to all or a portion of its rights and obligations under the Loan and the Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may otherwise contract with the Lender selling such Participant its interest in such Lender’s share of the Loan as to voting of such Lender’s interest under Section 21.6(b) [but not under any other section of this Agreement], provided that any such agreement by a Lender shall bind only such Lender alone and not Borrower, the other Lenders or the Agent) and (v) each participation shall be in a minimum amount of $10,000,000.

(i)  Borrower acknowledges and agrees that Lenders may provide to any Assignee or Participant, originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by any Lender in connection with the Loan or with respect to Borrower, provided that prior to any such delivery or communication, such Assignees or Participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality.  In order to facilitate assignments to Assignees and sales to Participants, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would decrease its rights, or increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement.  In addition, Borrower agrees to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section 17.1, including providing such information and documentation regarding Borrower as any Lender or any potential Assignee or Participant may reasonably request and to meet with potential Assignees and Participants.

ARTICLE 18

CERTAIN TRANSFERS BY BORROWER

18.1  Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 15.13 above and in the Mortgage, and not in limitation thereof, Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lenders’ rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code (unless Borrower furnishes to Lenders a legal opinion reasonably satisfactory to Lenders that the transaction is exempt from the prohibited transaction provisions of ERISA and the Internal Revenue Code) or otherwise result in Lenders being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold Lenders free and harmless from and against all losses, costs (including reasonable attorneys’ fees and expenses), taxes, damages and expenses Lenders may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lenders’ sole judgment or by reason of a breach of the foregoing prohibitions.

18.2  Grants of Easements and Dedications.

Notwithstanding anything to the contrary contained herein, Borrower, without the consent of Lenders, may (i) make transfers of portions of the Project to Governmental Authorities in connection with dedication of roadways or utilities for public use, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, parking, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially adversely affect the utility or operation of the Project or materially adversely affect the value of the Project.  Agent shall execute and deliver any instrument reasonably necessary or appropriate to evidence said action and/or, in the case of the transfers referred to in clause (i) above only, to release the portion of the Project affected by such dedication from the lien of the Mortgage or, in the case of subsection (ii) above, to subordinate the lien of the Mortgage to such easements, restrictions, covenants, reservations and rights of way or other similar grants, in each case provided such documents are reasonably acceptable to Agent.

ARTICLE 19

EVENTS OF DEFAULT

19.1  Events of Default.

Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(a)  (i) the Loan is not paid in full on the Maturity Date, (ii) any regularly scheduled interest payment or the Monthly Principal Payment due hereunder or under the Notes or deposits to the Reserve Funds, if required hereunder, are not paid in full on or before the related Payment Date, (iii) any mandatory prepayment of principal due under this Agreement is not paid when due, or (iv) except as to any amount included in (i), (ii) and/or (iii) of this clause (a), any other amount payable under the Loan Documents (which is not covered by another subparagraph of this Section 19.1) is not paid within five (5) days after Borrower’s receipt of written notice of non-payment from Agent;

(b)  subject to Section 14.2 hereof, if any of the Taxes are not paid prior to the imposition of any interest, charges or expenses for the non-payment thereof;

(c)  if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Agent upon request;

(d)  if, except as permitted pursuant to Section 15.13 or except to the extent expressly permitted elsewhere in the Loan Documents, Borrower (i) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of legal or equitable interest in all or substantially all of the Project or the Ground Lease, (ii) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect ownership interest in Borrower, (iii) permits or suffers (by operation of law or otherwise) any mortgage lien on all or any part of the Project, (iv) permits or suffers (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect ownership interest in Borrower or (v) files a declaration of condominium with respect to the Project;

(e)  if any, representation or warranty made by Borrower herein or by Borrower or Carveout Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, if such untrue representation or warranty is susceptible of being cured, Borrower shall have the right to cure or cause to be cured, such representation or warranty within thirty (30) days of receipt of notice from Agent; or in the case of any such representation or warranty that is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall have (i) commenced to cure or cause the cure of such representation or warranty to be commenced within such thirty (30) day period, (ii) submitted to Agent an Officer’s Certificate setting forth an explanation of the inability to cure such default within such thirty (30) day period and describing Borrower’s past and intended efforts to cure or cause the cure of, such default and (iii) thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for up to an additional ninety (90) days;

(f)  if Borrower or Carveout Guarantor shall make an assignment for the benefit of creditors unless, with respect to an assignment by Carveout Guarantor for the benefit of creditors only, a Person with a net worth, on a consolidated basis based on its most recent balance sheet (which in no event shall have been prepared more than six (6) months prior to such transfer), of at least $500 million and otherwise reasonably acceptable to the Required Lenders executes and delivers to Agent the Replacement Indemnities within thirty (30) days of such assignment by Carveout Guarantor for the benefit of creditors;

(g)  if a receiver, liquidator or trustee shall be appointed for Borrower or Carveout Guarantor or if Borrower or Carveout Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Carveout Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Carveout Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Carveout Guarantor, as the case may be, upon the same not being discharged, stayed or dismissed within ninety (90) days; and further provided that the occurrence of any of the foregoing events with respect to Carveout Guarantor only shall not be an Event of Default if a Person with a net worth, on a consolidated basis based on its most recent balance sheet (which in no event shall have been prepared more than six (6) months prior to such transfer), of at least $500 million and otherwise reasonably acceptable to the Required Lenders executes and delivers to Agent Replacement Indemnities within thirty (30) days of the occurrence of any of the foregoing events with respect to Carveout Guarantor;

(h)  if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(i)  if Borrower breaches any covenant contained in Section 3.30 hereof in any material respect or if any representation contained in Section 3.43 is untrue in any material respect or if Borrower breaches the negative covenant contained in Section 15.14;

(j)  with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(k)  if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (a) to (j) above, for thirty (30) days after notice from Agent; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(l)  if there shall occur any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed, and said default is not cured prior to the expiration of any applicable grace or cure period therein provided, or if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the prior written consent of Lenders, which consent shall not be unreasonably withheld, conditioned or delayed for any modification, change, supplement, alteration or amendment of the Ground Lease that, in the opinion of Agent, (i) does not materially increase the burden of Borrower under the Ground Lease, (ii) does not materially adversely affect the value of the collateral for the Loan and (iii) does not adversely affect the protections afforded to Lenders under the Ground Lease; or

(m)  if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Carveout Guarantor or the Project.

ARTICLE 20

LENDERS’ REMEDIES IN EVENT OF DEFAULT

20.1  Remedies Conferred Upon Lenders.

Upon the occurrence of any Event of Default (and for so long as the same shall be continuing), Agent may, and at the written direction of the Required Lenders shall, in addition to all remedies conferred upon Lenders by Law and by the terms of the Notes, Mortgage and other Loan Documents, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)  Take possession of the Project and do anything which is necessary or appropriate in its sole, good faith judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents.  Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Project to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Project or security interests against fixtures or equipment, or as may be necessary or desirable or for the clearance of title; to execute all applications and certificates in the name of Borrower which may be required by any of the Loan Documents; to prosecute and defend all actions or proceedings in connection with the Improvements or Project or fixtures or equipment; and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)  Declare the Notes to be immediately due and payable by written notice to Borrower;

(c)  Assess interest on the Notes at the Default Rate;

(d)  Use and apply any monies deposited by Borrower with Agent or draw upon any Letters of Credit, in each case, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lenders;

(e)  Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lenders by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Sections 19.1(f) or (g) above with respect to Borrower, all amounts evidenced by the Notes shall automatically become due and payable, together with accrued interest thereon, without any presentment, demand, protest or further notice of any kind to Borrower. The Agent shall take such action with respect to such Event of Default as shall be directed by the Lenders whose approval is required; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obliged to) take such action, or refrain from taking such action, with respect to such Event of Default as the Agent shall deem advisable and in the best interests of the Lenders.  In no event shall Agent or Lenders be required to take any action which it determines to be contrary to Law or which could expose the Agent or Lenders to material risk of liability.

20.2  Non-Waiver of Remedies.

No waiver of any breach or default hereunder shall constitute or be construed as a waiver of any subsequent breach or default or of any breach or default of any other provision of this Agreement.

ARTICLE 21

AGENT

21.1  Appointment.

Eurohypo AG, New York Branch, is hereby appointed as Agent hereunder and under each other Loan Document, and the Lenders hereby irrevocably authorize the Agent to act as agent for Lenders and to take such actions as Lenders are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such upon the express conditions contained in this Article 21 in substantially the same manner that it would act in dealing with a loan held for its own account.  Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement.

The provisions of this Article 21 are solely for the benefit of the Agent and Lenders, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof except as provided in Section 21.2 below.  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower.

21.2  Reliance on Agent.

All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall (and may) rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of Lenders in all circumstances where an action by Lenders is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter.  In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 21.

21.3  Powers.

The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto, and may exercise all other powers of Lenders as are not made subject to the consent of the Required Lenders pursuant to Section 21.6(a) or to the consent of all Lenders pursuant to Section 21.6(b).  The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, an Agent acting in its capacity as an Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or as Agent is otherwise entitled to take hereunder.  Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.  The designation of any Lender as Co-Agent shall not confer any of the rights, powers, or obligations of Agent on such Lender.

21.4  Disbursements.

Each Lender which is required to make a disbursement of the Loan under this Agreement shall make available to Agent (or the funding bank or entity designated by the Agent), the amount of such Lender’s Commitment in immediately available funds not later than 11:00 a.m. (New York time) on the Closing Date.  Unless the Agent shall have been notified by any Lender prior to such time for funding that such Lender does not intend to make available to the Agent such Lender’s advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the Closing Date, such Lender agrees to pay and Borrower agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the overnight cost of funds at which federal funds are made available to the Agent (such interest rate to change automatically effective as of the date of each change in the overnight cost of federal funds), and (B) in the case of Borrower, the interest rate applicable at the time to a disbursement made on the Closing Date.  If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds.

21.5  Distribution and Apportionment of Payments.

(a)  Subject to Section 21.5(b), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent.  Agent shall distribute any such payment to the Lenders (1) if Agent receives such payment on or before 12:00 p.m. (New York time), on the same Business Day such payment is received, or (2) if Agent receives such payment after 12:00 p.m. (New York time), on the immediately succeeding Business Day, in each case subject to delay for force majeure not to exceed two (2) Business Days.  If any payments received by Agent are not timely distributed to the Lenders as set forth in the immediately preceding sentence, Agent shall pay to such Lenders interest thereon, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders, at the lesser of (i) the overnight cost of funds at which federal funds are made available to the Agent (such interest rate to change automatically effective as of the date of each change in the overnight cost of federal funds) and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan.  Payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of the Lenders as are entitled thereto, in proportion of their respective Percentages or as otherwise provided herein or in the other Loan Documents, as the case may be.  All funds received by Agent or any Lenders from the exercise of remedies hereunder or under the Loan Documents, including without limitation any liquidation, sale or other realization upon all or any portion of the Project, shall, unless otherwise required by the terms of the Loan Documents or applicable Laws, be applied as follows:

(i)  First, to the payment of all advances, fees and expenses (to the extent not paid by Borrower or Carveout Guarantor) incurred by Agent reimbursable under this Agreement, including, without limitation, all reasonable costs and expenses of collection, reasonable attorneys’ fees, court costs and any foreclosure expenses;

(ii)  Second,  to the payment of interest then accrued on the Loan, to each Lender prorata in accordance with its Percentage;

(iii)  Third, to the payment of the principal balance then owing on the Loan and to Breakage Costs under Interest Rate Agreements, to Agent and each Lender pro rata in accordance with the respective amounts owed to each under this clause (iii);

(iv)  Fourth, to the payment of all other amounts owed by Borrower to Agent and each Lender pro rata in accordance with the respective amounts owed; and

(v)  Last, to the Borrower.

The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower.

(b)  If a Lender (a “Defaulting Lender”) fails to pay within five (5) Business Days after written notice from Agent any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended.  Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender.  Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Default Rate.  If no other Lender funds the amount which the Defaulting Lender was obligated to fund, then a portion of the Defaulting Lender’s indebtedness hereunder equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all of the other Lenders and shall be repaid only after payment in full of all other indebtedness hereunder.  The provisions of this section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  Additionally, a Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders shall be suspended until it ceases to be a Defaulting Lender, and during any such period in which a Defaulting Lender’s voting rights have been suspended the Required Lenders shall be the requisite percentage of all other Lenders.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages.  In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such entities may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.  If a Lender becomes a Defaulting Lender, Borrower may find a replacement Lender and require the Defaulting Lender to assign its interest to the replacement Lender on and subject to the provisions of Section 17.1(a) (including the requirement of Agent’s consent), provided that there shall be deducted from the amount that would otherwise be paid to the Defaulting Lender upon the assignment of its interest in the Loan the amount of the Lender Default Obligation.

(c)  At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or Form W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes.  Each Lender which so delivers a Form W-8 BEN or Form W-8 ECI further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

21.6  Consents and Approvals.

(a)  Each of the following acts shall not be undertaken by Agent without the approval or consent of the Required Lenders:

(i)  Exercise of rights and remedies under the Loan Documents following an Event of Default; provided, however, that unless and until Agent has received direction from the Required Lenders, the Agent may (but shall not be obligated to) take such action or refrain from taking such action, with respect to such Event of Default as the Agent shall deem advisable and in the best interest of the Lenders.

(ii)  Appointment of a successor Agent;

(iii)  Approval of Post-Default Plan;

(iv)  Except as referred to in subsection (b) below, approval of any amendment or modification of this Agreement or any of the other Loan Documents or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;

(v)  Approval of any matter for which the approval of the Required Lenders is expressly required pursuant to the terms of this Agreement or any other Loan Document; and

(vi)  Consent to a sale of the Project or Change in Control or the further mortgaging by Borrower of the Project.

(b)  Each of the following actions shall not be undertaken by Agent without the approval or consent of all the Lenders:

(i)  Extension of the Maturity Date (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the underlying interest rate (except as hereinabove specifically provided) or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;

(ii)  Reduction of the percentage specified in the definition of Required Lenders;

(iii)  Increase of the amount of the Loan or any non-consenting Lender’s Commitment;

(iv)  Release of any lien on any material collateral (except after payment in full of the Loan or as otherwise required under the terms hereof or the other Loan Documents);

(v)  Release of the Carveout Guarantor from all or any material part of its liability under the Carveout Guaranty other than as may be required by the terms thereof; and

(vi)  Amendment of the provisions of this Article 21.

(c)  In addition to the required consents or approvals referred to in subsections (a) and (b) above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders.  The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

(d)  Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders.  Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders.  All communications from the Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender which notice shall specify that unless such Lender responds within the Lender Reply Period (defined below) such Lender shall be deemed to have approved such action, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Agent (the “Lender Reply Period”).  Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

21.7  Agency Provisions Relating to Collateral.

(a)  The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any Collateral or any Loan Document which may be necessary to preserve and maintain such Collateral or to perfect and maintain perfected the liens upon such Collateral granted pursuant to this Agreement and the other Loan Documents.

(b)  Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(c)  Should the Agent commence any proceeding or in any way seek to enforce the Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any Collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower.  Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys’ fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower’s or any other party’s obligations under any of the Loan Documents.  It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lenders from and after the occurrence of a Default or Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to the Lenders.

(d)  In the event that all or any portion of the collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower’s obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of the Agent, as agent, for the ratable benefit of the Agent and the Lenders.  The Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders.  The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves.  To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders.  All such distributions shall be made to Lenders in accordance with their respective Percentages.  In no event shall the provisions of this subsection or the Post-Default Plan require any Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

21.8  Lender Actions Against Borrower or the Collateral.

Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against Borrower or rights in any Collateral, except for actions by the Agent on behalf of the Lenders or as set forth in Section 21.10.  With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

21.9  Assignment and Participation.

No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

21.10  Ratable Sharing.

Subject to Sections 21.4 and 21.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall promptly return such excess payment to Agent.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

21.11  General Immunity.

Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct, and provided that Agent shall not be exculpated from breach of any contractual obligation to which the Agent is subject.  In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 21.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the Agent any deficiency, and Agent shall have the right to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

21.12  No Responsibility for Loan, Recitals, etc.

Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loan; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release any Agent from liability for its gross negligence or willful misconduct.

21.13  Action on Instructions of Lenders.

The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders.  Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

21.14  Employment of Agents and Counsel.

The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

21.15  Reliance on Documents; Counsel.

The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct.  Any such counsel shall be deemed to be acting on behalf of Lenders in assisting the Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.

21.16  Agent’s Reimbursement and Indemnification.

Lenders agree to reimburse and indemnify Agent ratably in accordance with their Percentages (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (iii) for any expenses incurred by Agent on behalf of Lenders which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Agent on behalf of Lenders in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.

21.17  Rights as a Lender.

With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include such Agent in its individual capacities.  The Borrower and each Lender acknowledge and agree that Agent and/or its Affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person.

21.18  Lenders’ Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

21.19  Notices.

Should Agent receive any written notice from Borrower, or should the Agent send Borrower any  notice, the Agent shall promptly give notice thereof to each Lender.

21.20  Successor Agent/Removal of Agent.

(a)  Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower.  Any such resignation shall take effect on the date set forth in such notice or as otherwise provided below.  Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

(b)  The Agent may be removed for material breach of its duties under this Agreement or the other Loan Documents by the Required Lenders.  Additionally, if (other than at such time as an Event of Default exists) Agent transfers all or portion of its interest in the Loan so that Agent ceases to hold at least a $25,000,000.00 interest in the Loan (minus principal pay-downs), Borrower or the Required Lenders may elect to replace Agent.

(c)  Upon resignation or removal of the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if an Event of Default then exists).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if an Event of Default then exists).  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement.  After any retiring Agent’s resignation or removal hereunder as an Agent, the provisions of this Article 21 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

21.21  Modifications to Article 21.

Borrower acknowledges and agrees that the provisions of this Article 21 are intended to govern the relationship among the Lenders and Agent, and the provisions of this Article 21 may accordingly be modified without Borrower’s consent (except for approval rights expressly granted to Borrower herein).

21.22  Titles.

The Agent may designate any Lender to be a Co-Agent, a “Syndication Agent,” a “Book Manager,” an “Arranger” or similar title, but such designation shall not confer on such Lender or other party any rights or obligations of the Agent.

ARTICLE 22

GENERAL PROVISIONS

22.1  Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof except with respect to consents and approvals as provided in Section 21.6 hereof.

22.2  Modification; Waiver.

No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

22.3  Governing Law.

THIS AGREEMENT WAS NEGOTIATED IN PART IN THE STATE OF NEW YORK, THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  NOTWITHSTANDING THE FOREGOING, THE MORTGAGE AND ASSIGNMENT OF LEASES SHALL IN ALL RESPECTS BE GOVERNED BY FLORIDA LAW.

22.4  Merger.

This Agreement and the Loan Documents and instruments delivered in connection herewith constitute the entire agreement of the parties with respect to the Project and the Loan, and all prior discussions, negotiations and document drafts are merged herein and therein.  Neither Lenders nor Agent nor any employee of Lenders or Agent has made or is authorized to make any representation or agreement upon which Borrower may rely unless such matter is made for the benefit of Borrower and is in writing signed by an authorized officer of Lenders or Agent.  Borrower agrees that it has not and will not rely on any custom or practice of Lenders or Agent, or on any course of dealing with Lenders or Agent, in connection with the Loan unless such matters are set forth in this Agreement or the Loan Documents or in an instrument made for the benefit of Borrower and in a writing signed by an authorized officer of Lenders or Agent.

22.5  Acquiescence Not to Constitute Waiver of Lenders’ Requirements.

Each and every covenant and condition for the benefit of Lenders contained in this Agreement may be waived by Lenders, provided, however, that to the extent that Lenders may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loan, such acquiescence shall not be deemed to constitute a waiver by Lenders of such requirements with respect to any future disbursements of Loan proceeds.

22.6  Disclaimer by Lenders.

This Agreement is made for the sole benefit of Borrower and Lenders (and Lenders’ successors and permitted assigns), and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lenders pursuant to this Agreement.  Lenders shall not be liable to any contractors, subcontractors, supplier, laborer, architect, engineer, Tenant or other party for labor or services performed or materials supplied in connection with the Project.  Lenders shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project.  Borrower is not and shall not be an agent of Lenders for any purposes.  Except as expressly set forth in the Loan Documents, Lenders is not and shall not be an agent of Borrower for any purposes.  Lenders, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.  Borrower shall indemnify and hold Lenders harmless from and against any and all reasonable expenses of defending or settling any such claims or demands and all fees and disbursements of legal counsel engaged or employed by Lenders in defending and settling such claims or demands resulting from such a construction of the parties and their relationship.  Lenders shall not be deemed to be in privity of contract with any contractor or provider of services to the Project, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third-party beneficiary status or recognition of same by the Lenders.  Without limiting the generality of the foregoing:

(a)  By accepting or approving anything required to be observed, performed, fulfilled or given to Lenders pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, Lenders shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lenders;

(b)  Lenders neither undertake nor assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Project;

(c)  Lenders owe no duty of care to protect Borrower against negligent, faulty, inadequate or defective building or construction;

(d)  Lenders shall not be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any person or property arising from any construction on, or occupancy or use of, all or any portion of the Project, including, without limitation, any loss, claim, cause of action, liability, indebtedness, damage or injury caused by, or arising from:  (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein, thereon or relating thereto; (ii) any act or omission of Borrower, any Carveout Guarantor or any of Borrower’s agents, employees, independent contractors, licensees or invitees; (iii) any accident at the Project or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower, any of Borrower’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain all or any portion of the Project in a safe condition; and (v) any nuisance made or suffered on any part of the Project.

(e)  All references in this Section 22.6 (and any other disclaimer provisions contained in this Agreement) to Lenders shall also be deemed to refer to Agent.

22.7  Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

22.8  Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lenders.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

22.9  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

22.10  Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lenders, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof, except as otherwise expressly provided in any prior written agreement.

22.11  Best Knowledge Standard.

As used herein, the term “to the best knowledge” or any similar phrase shall be deemed to include the assurance that such knowledge is based upon a commercially reasonable investigation.

22.12  Incorporation by Reference; Conflict.

This Agreement is made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in the Notes and the Mortgage to the same extent and effect as if fully set forth herein and made a part of this Agreement; provided, however, in the event of a conflict among the terms of this Agreement, the Notes and the Mortgage, the provisions of this Agreement shall be controlling.

22.13  Waiver of Damages.

Subject to the express provisions of the Loan Documents, in no event shall any party hereto be liable for punitive, exemplary or consequential damages, including, without limitation, lost profits, and each party waives all claims for punitive, exemplary or consequential damages; provided that nothing herein shall diminish Agent’s or Lenders’ rights to sue upon the Notes, Carveout Guaranty, or to exercise any other remedy provided for in the Loan Documents.

22.14  Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDERS.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF NEW YORK AND STATE OF NEW YORK, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDERS FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.

22.15  Set-Offs.

(i) From time to time in connection with the payment of interest due and payable under the Notes, and (ii) in all other instances, after the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs each Lender from time to time to charge Borrower’s accounts and deposits (general or special, time or demand, provisional or final) with any Lender (or its Affiliates), other than Tenant security accounts, and to pay over to Lenders an amount equal to any amounts from time to time due and payable to Lenders hereunder, under the Notes or under any other Loan Document.  Borrower hereby grants to Lenders a security interest in and to all such accounts and deposits maintained by the Borrower with any Lender (or its Affiliates).

22.16  Successor and Assigns.

Subject to Article 17 and Article 18 of this Agreement, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 23

NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Registered or Certified Mail (postage prepaid, return receipt requested, addressed as set forth below) upon receipt or refusal of receipt, or (c) if by Federal Express or other reliable express courier service, on the next Business Day after delivered to such express courier service, addressed as set forth below:

If to Borrower:

Tampa Westshore Associates Limited Partnership

c/o The Taubman Company LLC

200 East Long Lake Road, Suite 300

Bloomfield Hills, Michigan 48304

Attention:	Mr. Steven E. Eder

With a copy to:

The Taubman Company LLC

200 East Long Lake Road, Suite 300

Bloomfield Hills, Michigan 48304

Attention:	General Counsel

With a copy to:

Honigman Miller Schwartz and Cohn LLP

38500 Woodward Avenue

Suite 100

Bloomfield Hills, Michigan 48304

Attention:	Martin L. Katz, Esq.

If to Agent or Lenders:

Eurohypo AG, New York Branch

1114 Avenue of the Americas, 29th Floor

New York, New York 10036

Attention:	Head of Portfolio Operations

With a copy to:

Eurohypo AG, New York Branch

1114 Avenue of the Americas, 29th Floor

New York, New York 10036

Attention:	Legal Director

With a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Attention:	Mark C. Simon, Esq.

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.  Notices to the Lenders shall be delivered to the addresses set forth below such Lender’s signature on the signature pages hereof.

ARTICLE 24

WAIVER OF JURY TRIAL

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDERS EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE 25

EXCULPATION

25.1  Partner Exculpation.

Notwithstanding anything hereinabove or in any of the other Loan Documents executed by Borrower to the contrary, no Person holding any direct and/or indirect interests in Borrower (referred to together with their successors and assigns as “Constituent Partners”) shall have any liability for any of Borrower’s indebtedness, representations, warranties, promises or any other matters whatsoever under this Agreement or any of the other Loan Documents and Lenders expressly waive and release, on behalf of themselves, and their successors and assigns, all right to assert any such liability against, or satisfy any claim or obligation arising thereunder against, any of the Constituent Partners or the assets of the Constituent Partners; provided that (i) this limitation on liability shall not affect or limit Carveout Guarantor’s liability under or enforcement of the Carveout Guaranty or Indemnity or any other obligation undertaken in writing by Carveout Guarantor of a recourse nature, (ii) release any of the Constituent Partners from any personal liability for its or his own fraudulent actions or omissions, (iii) constitute a waiver of any obligation evidenced or secured by, or contained in, the Loan Documents or affect in any way the validity or enforceability of the Loan Documents, or (iv) limit the right of Agent and/or Lenders to proceed against or realize upon all or any part of the Collateral or all or any part of the assets of Borrower (notwithstanding that the Constituent Partners might have an ownership interest in the Collateral and in Borrower, and, thereby, an interest in the assets of Borrower) or to name Borrower or, to the extent that the same is required by applicable law as determined by a court to be necessary parties in connection with an action or suit against Borrower or all or any part of the Collateral, any of the Constituent Partners, as a party defendant in, and to enforce against all or any part of the Collateral/or the assets of Borrower, any judgment obtained hereunder or any of other Loan Documents with respect to any action or suit under the Loan Documents, so long as no judgment shall be taken against the Constituent Partners (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Lenders’ rights against Borrower or all or any part of the Collateral, but not otherwise) or shall be enforced against the Constituent Partners, their successors and assigns, or their assets.

[No further text on this page]

EXECUTED as of the date first set forth above.

BORROWER:	TAMPA WESTSHORE ASSOCIATES LIMITEDPARTNERSHIP, a Delaware limited partnership

By:       /s/ Steven E. Eder

Steven E. Eder

Authorized Signatory

Counterpart Signature Page to Loan Agreement made by and between Tampa Westshore Associates Limited Partnership, as Borrower, Eurohypo AG, New York Branch, as Agent, and The Lending Institutions Named Herein.

AGENT AND LENDERS:	EUROHYPO AG, NEW YORK BRANCH

By: /s/ David Sarner
Name: David Sarner
Title: Director

By:/s/ Stephen Cox
Name: Stephen Cox
Title: Director

Commitment:  $42,500,000.00

Contact information is as set forth in Article 23.

Counterpart Signature Page to
Loan Agreement

BANK:	COMERICA BANK

By: /s/ Kristine L. Vigliotti
Name: Kristine L. Vigliotti
Title: Vice President

Loan Commitment:  $20,000,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	DEUTSCHE HYPOTHEKENBANK ACTIEN-GESELLSCHAFT

By: /s/ Stefan Roggelin
Name: Stefan Roggelin
Title: Authorized Officer

By: /s/ Thomas Staats
Name: Thomas Staats
Title: Director

Loan Commitment:  $37,500,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	PB (USA) REALTY CORPORATION

By: /s/ Michael J. Rogers
Name: Michael J. Rogers
Title: Asst. Vice President

By: /s/ Olivia A Lam
Name: Olivia A Lam
Title: Assistant Treasurer

Loan Commitment:  $42,500,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	JPMORGAN CHASE BANK, N.A.

By: /s/ Dennis C. Jacobs
Name: Dennis C. Jacobs
Title: SVP

Loan Commitment:  $37,500,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	AIB DEBT MANAGEMENT LIMITED

By: /s/ Douglas S. Marron
Name: Douglas S. Marron
Title: Senior Vice President

By: /s/ Kathryn Murdoch
Name: Kathryn Murdoch
Title: Senior Vice President

Loan Commitment:  $22,500,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	MIDFIRST BANK, a Federally Chartered Savings Association

By: /s/ Chris Reeves
Name: Chris Reeves
Title: Vice President

Loan Commitment:  $17,500,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	CALYON NEW YORK BRANCH

By: /s/ John A. Wain
Name: John A. Wain
Title: Managing Director

By: /s/ Paul T. Ragusin
Name: Paul T. Ragusin
Title: Director

Loan Commitment:  $30,000,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	FIFTH THIRD BANK, a Michigan Banking Corporation

By: /s/ Jessica E. English
Name: Jessica E. English
Title: Relationship Manager

Loan Commitment:  $37,500,000.00

Counterpart Signature Page to
Loan Agreement

BANK:	BAYERISCHE LANDESBANK, NEW YORK BRANCH

By: /s/ Craig Heal
Name: Craig Heal
Title: VP

By: /s/ Thorsten Macke
Name: Thorsten Macke
Title: Vice President

Loan Commitment:  $37,500,000.00

EXHIBIT A

Legal Description of Land

Parcel 1

A portion of the Northwest one-quarter (NW1/4) of Section 16, Township 29 South, Range 18 East, and the Northeast one-quarter (NE1/4 ) of Section 17, Township 29 South, Range 18 East, Hillsborough County Florida, lying within and without the Plats of West Shore Estates as described in Plat Book 17, Page 43, and West Shore Estates Replat as described in Plat Book 31, Page 44 of the Public Records of Hillsborough County, Florida, being more particularly described as follows:

Commence at the Northwest corner of said Section 16; thence along the Westerly boundary of said Section 16, South 00 degrees 20 minutes 48 seconds West, for 50.00 feet to a point of intersection with the former South right-of-way line of vacated Columbus Drive and the point of beginning; thence along the former South right-of-way line of vacated Columbus Drive South 89 degrees 28 minutes 10 seconds East, for 468.92 feet to a point of curvature, of a tangent curve concave to the Southeast; thence Southwesterly along the arc of said curve, to the left having a central angle of 45 degrees 57 minutes 10 seconds and a radius of 360.00 feet for an arc distance of 288.73 feet to a point of tangency; thence South 44 degrees 34 minutes 40 seconds West, a distance of 53.48 feet to a point of curvature of tangent curve concave to the East; thence Southerly along the arc of said curve to the left having a central angle of 80 degrees 37 minutes 52 seconds and a radius of 30.00 feet for an arc distance of 42.22 feet to a point of reverse curvature of a tangent curve concave to the Southwest; thence Southeasterly along the arc of said curve to the right having a central angle of 36 degrees 24 minutes 56 seconds and a radius of 400.00 feet for an arc distance of 254.23 feet to a point of tangency; thence South 00 degrees 21 minutes 44 seconds West, a distance of 299.85 feet to a point of curvature of a tangent curve concave to the Northeast; thence Southeasterly along the arc of said curve to the left, having a central angle of 90 degrees 00 minutes 00 seconds and a radius of 30.00 feet for an arc distance of 47.12 feet to a point of tangency; thence South 89 degrees 38 minutes 16 seconds East, a distance of 5.47 feet to a point of curvature of a tangent curve concave to the Southwest; thence Southeasterly along the arc of said curve to the right, having a central angle of 39 degrees 09 minutes 41 seconds and a radius of 554.00 feet for an arc distance of 378.66 feet to a point of tangency; thence South 50 degrees 28 minutes 34 seconds East, a distance of 165.11 feet; thence South 39 degrees 31 minutes 26 seconds West, a distance of 108.00 feet; thence North 50 degrees 28 minutes 34 seconds West, a distance of 165.11 feet to a point of curvature of a tangent curve concave to the Southwest; thence Northwesterly along the arc of said curve to the left, having a central angle of 39 degrees 09 minutes 41 seconds and a radius of 446.00 feet for an arc distance of 304.84 feet to a point of tangency; thence North 89 degrees 38 minutes 16 seconds West, a distance of 5.47 feet to a point of curvature of a tangent curve concave to the Southeast; thence Southwesterly along the arc of said curve to the left, having a central angle of 90 degrees 00 minutes 00 seconds and a radius of 30.00 feet for an arc distance of 47.12 feet to a point of tangency; thence South 00 degrees 21 minutes 44 seconds West, a distance of 60.95 feet to a point of curvature of a tangent curve to the Northwest; thence Southwesterly along the arc of said curve to the right, having a central angle of 39 degrees 09 minutes 42 seconds and a radius of 411.00 feet for an arc distance of 280.92 feet to a point of tangency; thence South 39 degrees 31 minutes 26 seconds West, a distance of 227.59 feet; thence South 48 degrees 58 minutes 48 seconds East, a distance of 324.62 feet; thence South 39 degrees 31 minutes 26 seconds West for 203.34 feet to the point of curvature of a curve concave to the Northwest; thence continue Southwesterly along the arc of said curve to the right, having a central angle of 51 degrees 42 minutes 45 seconds and a radius of 1809.86 feet for an arc distance of 1633.50 feet to a point of tangency; thence North 88 degrees 45 minutes 50 seconds West, a distance of 287.74 feet; thence North 01 degrees 46 minutes 20 seconds East, a distance of 489.36 feet to a point on the arc of a non-tangent curve concave to the Northeast, a radial line of said  curve through said point having a bearing of South 07 degrees 02 minutes 22 seconds West; thence Northwesterly along the arc of said curve to the right, having a central angle of 28 degrees 19 minutes 41 seconds and a radius of 630.00 feet for an arc distance of 311.48 feet to a point on the arc of a non-tangent curve concave to the Southeast, a radial line of said curve through said point having a bearing of North 59 degrees 24 minutes 25 seconds West; thence Southwesterly along the arc of said curve to the left, having a central angle of 28 degrees 49 minutes 15 seconds and a radius of 446.00 feet for an arc distance of 224.35 feet to point on a non-tangent line; thence North 88 degrees 13 minutes 40 seconds West along the radial extension of the last described curve a distance of 14.00 feet to a point on the former East right-of-way line of vacated Westshore Boulevard; thence along the former right-of-way line the following 7 courses; North 01 degrees 46 minutes 20 seconds East, for 171.56 feet to the point of curvature of a curve concave to the West; thence Northwesterly along the arc of said curve to the left having a central angle of 01 degrees 18 minutes 00 seconds and a radius of 22,958.32 feet for an arc distance of 520.91 feet to a point of tangency; thence North 00 degrees 28 minutes 20 seconds East, for 83.85 feet; thence South 89 degrees 31 minutes 40 seconds East, for 24.68 feet; thence North 00 degrees 26 minutes 16 seconds East 116.50 feet; thence North 89 degrees 31 minutes 40 seconds West, for 24.61 feet; thence North 00 degrees 28 minutes 20 seconds East for 1,170.64 feet to a point of intersection with the former South right-of-way line of said vacated Columbus Drive; thence along the former right-of-way line of vacated Columbus Drive South 88 degrees 48 minutes 30 seconds East, for 1925.86 feet to a point of intersection with the Easterly boundary of said Section 17, said point being the point of beginning.

PARCEL E

A portion of the Northeast 1/4 of SECTION 17, TOWNSHIP 29 SOUTH, RANGE 18 EAST, Hillsborough County, Florida, lying within the Plat of WEST SHORE ESTATES as described and recorded in Plat Book 17, Page 43 of the Public Records of Hillsborough County, Florida, being more particularly described as follows:

Commence at the Northwest corner of Section 16, Township 29 South, Range 18 East; thence along the Westerly boundary of said Section 16, South 00°20'48" West, for 50.00 feet to a point of intersection with the former South right-of-way line of vacated Columbus Drive; thence along the former South right-of-way line of vacated Columbus Drive South 89°28'10" East 1582.37 feet; thence along the South right-of-way line of Columbus Drive the following 2 courses: thence South 00°31'50" West, for 6.06 feet to a point on a curve concave to the Southwest; thence Easterly along the arc of said curve, having a radius of 536.59 feet, a central angle of 21°27'53", an arc length of 201.02 feet and a chord bearing South 78°44'13" East for 199.85 feet to a point of intersection with the Northwesterly right-of-way line of Boy Scout Boulevard, said point being on a curve concave to the Southeast; thence along said right-of-way line the following 5 courses; thence Southwesterly along the arc of said curve having a radius of  2009.86 feet, central angle of 25°40'03", an arc length of 900.38 feet, and a chord bearing South 52°21'27" West, for 892.87 feet; thence South 39°31'26" West, for 1496.78 feet to the point of curvature of a curve concave to the Northwest; thence Southwesterly along the arc of said curve, having a radius of 1809.86 feet, a central angle of 51°42'45", an arc length of 1633.50 feet and a chord bearing South 65°22'49" West, for 1578.61 feet; thence North 88°45'49" West, a distance of 287.74 feet to the Point of Beginning; thence continue North 88°45'49" West, for 329.94 feet to a point on the East right-of-way line of Westshore Boulevard; thence along said right-of-way line of the following two courses; thence North 01°14'31" East for 50.00 feet; thence North 88°45'49" West, for 29.34 feet to a point on a curve concave to the East; thence along the former East right-of-way line of vacated Westshore Boulevard the following 2 courses: thence Northerly along the arc of said curve having a radius of 22,878.32 feet, a central angle of 00°16'41", an arc length of 111.03 feet and a chord bearing North 01°38'00" East, for 111.03 feet; thence North 01°46'20" East, for 219.26 feet; thence South 88°13'40" East, a distance of 14.00 feet to a point on the arc of a non-tangent curve concave to the Southeast a radial line of said curve through said point having a bearing of North 88°13'40" West; thence Northeasterly along the arc of said curve to the right , having a central angle of 28°49'15" and a radius of 446.00 feet for an arc distance of 224.35 feet to a point on the arc of non-tangent curve concave to the Northeast, a radial of 630.00 feet for an arc distance of 311.48 feet to a point on a non-tangent line; thence South 01°46'20" West, a distance of 489.36 feet to the Point of Beginning.

Parcel 2

Non-exclusive easements for the benefit of the above Parcels, as recited in Article VI of that certain Amended and Restated Development, Use and Reciprocal Easement Agreement recorded in Official Records Book 9227, page 556, of the Public Records of Hillsborough County, Florida and modified by First Amendment recorded in Official Records Book 10372, page 1 and Second Amendment recorded in Official Records Book 10372, page 7 and further modified by Release of Liens recorded in Official Records Book 10372, page 26 and modified by Release of Easement Rights recorded in Official Records Book 16455, page 336 and Release of Easement Rights recorded in Official Records Book 17689, Page 1895, of the Public Records of Hillsborough County, Florida.

Parcel 3

Non-exclusive access easements for the benefit of Parcel 1, as recited in Paragraph 6 of that certain Shopping Center Lease dated September 10, 1998, recorded in Official Records Book 9242, page 1058, and as recorded in Official Records Book 9535, page 1 of the Public Records of Hillsborough County, Florida including, but not limited to, the following:

i)   Non-exclusive use of the access road located on the property now owned by  Hillsborough County Aviation Authority and which runs within two hundred (200) feet of the western boundary line of the Restated Lease Premises and runs to the terminal complex;
ii)   Non-exclusive easements over and across those portions of Westshore Boulevard and Columbus Drive which are adjacent to the Restated Leased Premises and which are now owned by the Hillsborough County Aviation Authority.

Parcel 4

Non-exclusive easements for the benefit of Parcel 1, created in that certain Construction, Operation and Reciprocal Easement Agreement by and between Tampa Westshore Associates Limited Partnership, The Neiman Marcus Group, Inc., The May Department Stores Company, Mercantile Properties, Inc., The Joslin Dry Goods Company, and Nordstrom, Inc. dated as of November 1, 1999, recorded November 16, 1999 in Official Records Book 9922, page 1459, of the Public Records of Hillsborough County, Florida and amended by First Amendment to Construction, Operation and Reciprocal Easement Agreement recorded in Official Records Book 10753, Page 500.

EXHIBIT B

Schedule of Tenant Defaults

Space Number                                                      Occupant Name                                                                Default

FC209                                                      Haagen Dazs                                                                Monetary Default:
Non-payment of rent and charges
(approx. 5 months outstanding) - $106,866

K102                                                      Haagen Dazs                                                                Monetary Default:
Non-payment of rent and charges
(approx. 2 months outstanding) - $11,004

B209                                                      Pizza Roma Ristorante                                                                Non-Monetary Default:
Italiano                                                      Unapproved signage and lighting in
store front; tenant in bankruptcy

EXHIBIT C

REA

Construction, Operation and Reciprocal Easement Agreement by and between Tampa Westshore Associates Limited Partnership, The Neiman Marcus Group, Inc., The May Department Stores Company, Mercantile Properties, Inc., The Joslin Dry Goods Company and Nordstrom, Inc. dated as of November 1, 1999 recorded November 16, 1999 in Official Records Book 9922, page 1459, Florida and Agreements for Recognition of Operating Agreement and Non-Disturbance and Attornment under Leases dated as of November 1, 1999 and recorded November 16, 1999 in Official Records Book 9922, page 1627, Official Records Book 9922, page 1638, Official Records Book 9922, page 1648 and Official Records Book 9922, page 1660, and Assignment and Assumption of Agreement to Lease, Construction and Operation and Reciprocal Easement Agreement, Supplemental Agreement and Collateral Agreement recorded in Official Records Book 10753, page 492 and First Amendment to Construction, Operation and Reciprocal Easement Agreement recorded in Official Records Book 10753, page 500 of the Public Records of Hillsborough County, Florida and Second Amendment to Construction, Operation and Reciprocal Agreement recorded in Official Records Book 12519, Page 254 and supplemented by Assignment and Assumption of Operating Agreements recorded in Official Records Book 14091, Page 599.

EXHIBIT D

Permitted Exceptions

1.	Taxes and assessments for the year 2008 and subsequent years, a lien not yet due and payable.

2.
Easement in favor of Tampa Electric Company, a Florida corporation contained in instruments dated June 1, 1989, recorded July 26, 1989 in Official Records Book 5746, page 886 and re-recorded September 5, 1989 in Official Records Book 5777, page 931, and in instruments recorded July 26, 1989 in Official Records Book 5746, page 878 and re-recorded September 5, 1989 in Official Records Book 5777, page 923 of the Public Records of Hillsborough County, Florida.

3.
Telephone Distribution Easement in favor of GTE Florida Incorporated, a Florida corporation contained in instruments dated August 25, 1989, recorded December 20, 1989 in Official Records Book 5859, page 641 and in Official Records Book 5859, page 646 of the Public records of Hillsborough County, Florida.

4.
Terms, conditions and provisions as contained in the Amended and Restated Development, Use and Reciprocal Easement Agreement, dated September 3, 1998, recorded September 9, 1998 in Official Records Book 9227, page 556, and modified by First Amendment recorded in Official Records Book 10372, page 1 and by Second Amendment recorded in Official Records Book 10372, page 7 and further modified by releases of Liens recorded in Official Records Book 10372, page 26, of the Public Records of Hillsborough County, Florida and Release of Easement Rights recorded in Official Records Book 16455, Page 336 and Release of Easement Rights recorded in Official Records Book 17689, Page 1895, of the Public Records of Hillsborough County, Florida, and further modified by Third Amendment to Amended and Restated Development, Use and Reciprocal Easement Agreement recorded in Official Records Book _____, Page ____, of the Public Records of Hillsborough County, Florida.

5.	Easement Deed in favor of the City of Tampa recorded in Official Records Book 10329, page 1058, of the Public Records of Hillsborough County, Florida.

6.
Any rights, easements, interests or claims which may exist by reason of, or reflected by, the following facts shown on the survey prepared by Atwell-Hicks, dated October 30, 2007 and last revised November 15, 2007, being Job No. 07001131.10:

a.	Encroachment of curbing and parking spaces into Mall Ring Road. (as to Parcel 1)

b.	Encroachment of curbing into Columbus Drive along the North boundary of subject property. (as to Parcel 1)

c.	Encroachment of hedge row and concrete flumes into 60' Drainage Easement along South boundary of subject property. (as to Parcel E)

d.	Encroachment of trees into 50' Utility Easement located in Southerly portion of subject property. (as to Parcel E)

e.	Encroachment of asphalt pavement into TECO and GTE Easements located in Northwesterly portion of subject property. (as to Parcel E)

f.	Encroachment of asphalt pavement, brush/tree and concrete walk into 20' Utility Easement located in Northwesterly portion of subject property. (as to Parcel E)

g.	Existence of 60' Drainage Easement used by FDOT along the Southern 60 feet of Subject property. (as to Parcel E)

h.	Encroachment of concrete walks and trees into 25' Utility Easement along North boundary of subject property. (as to Parcel E)

THE FOLLOWING EXCEPTIONS APPLY TO PARCEL 1 ONLY:

7.
Terms, conditions, reservations, provisions, restrictions and other matters as contained in Quit Claim Deed, recorded February 2, 1948 in Deed Book 1469, page 412, excluding from this exception however, those provisions appearing in the paragraph numbered as Paragraph (4) on Page 417 thereof; and excluding from this exception the operation, enforcement, or attempted enforcement of the terms, conditions, reservations, provisions, restrictions and other matters as contained in the paragraph numbered as Paragraph (1) on Page 417 and continuing on Page 418 thereof by reason of the use of the insured property as a trade center or International trade center, office, hotel, motel and conference center (whether with or without convention facilities), retail (sales of goods and merchandise and the provision of services or shopping, shopping center (whether regional retail or otherwise), other general business or commercial activities, or any other uses which are related to or compatible with any of the foregoing (including, without limitation, entertainment, restaurant, theatre, health club, and other uses and purposes), as all such terms are generally understood and interpreted in general commercial real estate practices now or hereafter, from time to time pursuant to Declaration recorded in Official Records Book 6695, Page 81 and the terms, conditions, reservations, provisions, restrictions and other matters as contained in the Supplemental Quit Claim Deed recorded in Deed Book 1510, page 45 excluding from this exception, however, those provisions appearing in the paragraph numbered as Paragraph (3) on Page 51 thereof; and excluding from this exception the operation, enforcement, or attempted enforcement of the terms, conditions, reservations, provisions, restrictions and other matters as contained in the paragraph numbered as Paragraph (1) on Page 54 thereof by reason of the use of the insured property as a trade center or international trade center, office, hotel, motel and conference center (whether with or without convention facilities), retail (sales of goods and merchandise and the provision of services) or shopping, shopping center (whether regional retail or otherwise), other general business or commercial activities, or any other uses which are related to or compatible with any foregoing (including, without limitation, entertainment, restaurant, theater, health club, and other uses and purposes), as all such terms are generally understood and interpreted in general commercial real estate practices now or hereafter, from time to time pursuant to Declaration recorded in Official Records Book 6695, Page 81 and to the extent that said paragraphs are incorporated by reference in that Supplemental Quit Claim Deed recorded in Deed Book 1535, Page 224 and as corrected by Correctional Supplemental Quit Claim Deed recorded in Deed Book 1744, Page 22 of the Public Records of Hillsborough County, Florida.

8.
Terms, conditions, reservations, provisions, restrictions and other matters as contained in Quit Claim Deed recorded in Official Records Book 2219, page 765 of the Public Records of Hillsborough County, Florida

9.	Terms, conditions, reservations, provisions, restrictions and other matters as contained in Release recorded in Deed Book 1743, page 148 of the Public Records of Hillsborough County, Florida.

10.
Terms, conditions, easements, provisions and other matters as contained in the Pipeline License Agreement, recorded May 16, 1984 in Official Records Book 4336, 1115, together with the Amendment to Pipeline License Agreement recorded April 15, 1988, as recorded in Official Records Book 5382, page 552 and the Fuel Pipeline Easement and Agreement recorded April 15, 1988 in Official Records Book 5382, page 559, and Assignment of Easement recorded in Official Records Book 10372, page 208, of the Public Records of Hillsborough County.

11.
Approval and Mitigation Agreement as contained in the instrument recorded July 17, 1998 in Official Records Book 9140, page 1349 and re-recorded September 2, 1998 in Official Records Book 9217, page 1656, and assigned by assignment recorded in Official Records Book 9217, page 1656, and assigned by Assignment recorded in Official Records Book 11586, page 565, of the Public records of Hillsborough County, Florida.

12.
Terms, conditions and provisions of that certain Shopping Center Lease, dated September 10, 1998, recorded September 17, 1998 by and between Hillsborough County Aviation Authority and Tampa Westshore Associates Limited Partnership in Official Records Book 9242, page 1058, and recorded March 19, 1999 in Official Records Book 9535, page 1, and First Amendment to Lease recorded in Official Records Book 10958, page 1851, of the Public Records of Hillsborough County, Florida.

13.
Terms, conditions, provisions and easements as contained in Construction, Operation and Reciprocal Easement Agreement by and between Tampa Westshore Associates Limited Partnership, The Neiman Marcus Group, Inc., The May Department Stores Company, Mercantile Properties, Inc., The Joslin Dry Goods Company and Nordstrom, Inc. dated as of November 1, 1999 recorded November 16, 1999 in Official Records Book 9922, page 1459, Florida and Agreements for Recognition of Operating Agreement and Non-Disturbance and Attornment under Leases dated as of November 1, 1999 and recorded November 16, 1999 in Official Records Book 9922, page 1627, Official Records Book 9922, page 1638, Official Records Book 9922, page 1648 and Official Records Book 9922, page 1660, and Assignment and Assumption of Agreement to Lease, Construction and Operation and Reciprocal Easement Agreement, Supplemental Agreement and Collateral Agreement recorded in Official Records Book 10753, page 492 and First Amendment to Construction, Operation and Reciprocal Easement Agreement recorded in Official Records Book 10753, page 500 of the Public Records of Hillsborough County, Florida and Second Amendment to Construction, Operation and Reciprocal Agreement recorded in Official Records Book 12519, Page 254 and supplemented by Assignment and Assumption of Operating Agreements recorded in Official Records Book 14091, Page 599.

14.
Supplemental Agreement dated as of November 1, 1999, by and between Tampa Westshore Associates Limited Partnership and The May Company department Stores Company a memorandum of which is recorded November 16, 1999 in Official Records Book 9922, page 1611 of the Public Records of Hillsborough County, Florida.

15.
Rights of tenant, as tenant only with no options to purchase or rights of first refusal to purchase under Land Sublease from Tampa Westshore Associates Limited Partnership to The Neiman Marcus Group, Inc., dated November 1, 1999, a memorandum of which is recorded November 16, 1999 in Official Records Book 9922, page 1452, of the Public Records of Hillsborough County, Florida.

16.
Rights of tenant, as tenant only with no options to purchase or rights of first refusal to purchase under Land Sublease from Tampa Westshore Associates Limited Partnership to Nordstrom, Inc., dated as November 1, 1999, a memorandum of which is recorded November 16, 1999 in Official Records Book 9922, page 1441 of the Public Records of Hillsborough County, Florida.

17.	Easement Deed in favor of the City of Tampa recorded in Official Records Book 10329, page 1084, of the Public Records of Hillsborough County, Florida.

18.	Easement Deed in favor of the City of Tampa recorded in Official Records Book 10329, page 1109, of the Public Records of Hillsborough County, Florida.

19.
Rights of tenant, as tenant only with no options to purchase or rights of first refusal to purchase under Memorandum of Land Sublease between Tampa Westshore Associates Limited Partnership, a Delaware limited partnership and Mersco Realty Co., Inc., an Ohio corporation recorded in Official Records Book 10753, page 531 of the Public Records of Hillsborough County, Florida.

20.
Rights of tenant, as tenant only with no options to purchase or rights of first refusal to purchase under Memorandum of Lease by and between Tampa Westshore Associates Limited Partnership, a Delaware limited partnership and the Cheesecake Factory Restaurants, Inc., a California corporation recorded in Official Records Book 11022, page 1620, of the Public Records of Hillsborough County, Florida.

21.
Communication Easements in favor of Verizon Florida inc., a Florida corporation recorded in Official Records Book 10585, page 810 and Official Records Book 10585, page 825 of the Public Records of Hillsborough County, Florida

22.	Rights of tenants, as tenants only, with no options to purchase or rights of first refusal to purchase as disclosed on current certified rent roll.

THE FOLLOWING EXCEPTIONS APPLY TO PARCEL E ONLY:

23.
Terms and conditions of that certain Lease by and between Hillsborough County Aviation Authority and Concorde Companies, a Florida general partnership, recorded in Official Records Book 10942, page 686, as amended by First Amendment to Lease recorded April 20, 2007, in Official Records Book 17689, page 1891; and as thereafter assigned to IP Land Associates LLC, a Delaware limited liability company by that certain Ground Lease Assignment by and between Concorde Companies, a Florida general partnership, as Assignor, and IP Land Associates LLC, a Delaware limited liability company, as Assignee, dated April 20, 2007, recorded April 20, 2007, in Official Records Book 17689, page 1931; thereafter re-recorded April 23, 2007, in Official Records Book 17692, page 1077.

24.
Terms and conditions of that certain Agreement Concerning Development Rights between IP Land Associates LLC, a Delaware limited liability company and Concorde Companies, a Florida general partnership, dated April 20, 2007, recorded April 20, 2007, in Official Records Book17689, page 1941.

25.	Ordinance No. 88-412 recorded in Official Records Book 5577, Page 486, as to easement area.

26.	Agreement in favor of the City of Tampa recorded in Official Records Book 5593, Page 1076, as to easement area.

27.	Agreement in favor of the City of Tampa recorded in Official Records Book 5603, Page 926, as to easement area.

28.
Declaration of Covenants, conditions and restrictions of the Concorde Corporate Park recorded in Official Records Books 9230, Page 1103, as to leasehold area; thereafter amended by that certain  First Amendment to Declaration of Covenants and Restrictions of the Concorde Corporate Park, dated April 20, 2007, recorded April 20, 2007, in Official Records Book 17689, page 1899; thereafter Certificate of Approval Of The Design Review Committee dated April 20, 2007, recorded April 20, 2007, in Official Records Book 17689, page 1951.

29.
Lease by and between Tampa Westshore Associates Limited Partnership and CNL Tampa International Hotel Partnership L.P. as evidenced by Memorandum of Land Sublease dated April 9, 2003 and recorded April 10, 2003 in Official Records Book 12519, page 301 and supplemented by Agreement Concerning Development Rights dated April 9, 2003 recorded April 10, 2003 in Official Records Book 12519, Page 330.

EXHIBIT E

Intentionally Deleted

EXHIBIT F

Special Purpose Entity Requirements

Special Purpose Entity shall mean a corporation, partnership or limited liability company which at all times on and after the date hereof:

(a)           is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Land, entering into this Agreement with the Agent, refinancing the Land in connection with a permitted repayment or defeasance of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, or (ii) acting as a general partner or managing member, as the case may be, of Borrower;

(b)           is not engaged and will not engage in any business unrelated to (i) the purposes set forth in (a) above, or (ii) acting as a general partner or managing member, as the case may be, of Borrower;

(c)           does not have and will not have any assets other than those related to the Land or its interest in Borrower;

(d)           has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets (except as otherwise permitted herein or unless there has been a defeasance of the Loan);

(e)           the organizational documents of each Special Purpose Entity shall contain such restrictions on transfers of interests therein consistent with this Agreement;

(f)           the organizational documents of each Special Purpose Entity shall contain restrictions on the modification and amendment of such organizational documents comparable to those contained in the organizational documents of Borrower on the date hereof;

(g)           if such entity is a general partnership, each general partner is a Special Purpose Entity;

(h)           if any such entity is a limited partnership, it has at least one general partner, which is a Special Purpose Entity;

(i)           if any such entity is a corporation, it has at least two Independent Directors (as such term is defined below), and it has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless both Independent Directors shall have participated in such vote and if such corporation is intended to serve as the Special Purpose Entity of another entity, such corporation owns not less than one (1%) percent of the equity of such other entity;

(j)           if such entity is a limited liability company with more than one member, it has at least one member that is a Special Purpose Entity and that owns at least one percent (1%) of the limited liability company;

(k)           if such entity is a limited liability company with only one member, is a limited liability company organized in the State of Delaware that has (i) an operating agreement that requires at least two Independent Managers (as such term is defined below) be appointed and does not allow Borrower to take any action resulting in the dissolution, merger, liquidation, consolidation or bankruptcy of Borrower unless two Independent Managers shall have participated in such vote and (iii) an operating agreement that requires at least one springing member that will become the member of such entity upon there being no other member of such entity;

(l)           if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles of incorporation that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition; or (C) without the affirmative vote of both Independent Directors or Independent Mangers, as the case may be, and of all other directors or managers of the corporation or other entity as the case may be (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(m)           pays its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same become due, and is maintaining adequate capital in light of its contemplated business operations;

(n)           will take all reasonable actions to correct any known misunderstanding regarding the separate identity of such entity;

(o)           has maintained and will maintain its bank accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is a corporation or a limited liability company which files or will file consolidated tax returns with another corporation or a wholly-owned subsidiary that files its tax returns with its parent entity;

(p)           of any other Person; has not commingled and will not commingle its funds or assets with those

(q)           has maintained and will maintain its own financial statements;

(r)           has paid and will pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations or retain a property manager, as applicable;

(s)           has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)           has and will have no Indebtedness other than (i) the Loan, and (ii) such other Indebtedness that are not otherwise prohibited pursuant to this Agreement;

(u)           has not and will not guarantee or become obligated for the debts of any other Person or hold out its credit or assets as being available for the benefit or to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v)           has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w)           has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x)           maintains and uses and will maintain and use separate stationery, invoices and checks;

(y)           has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered by Manager under the Management Agreement, so long as Manager holds itself out as an agent of Borrower;

(z)           has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities);

(aa)           has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except those which are commercially reasonable;

(bb)           has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, other than an indemnification of the Independent Directors, Independent Managers or the Springing Limited Partner, or has such an obligation that is fully subordinated to the Loan;

(cc)           has complied with all of the terms and provisions contained in its organizational documents; the statement of facts, if any,’ contained in its organizational documents are true and correct;

(dd)           if such entity is a limited partnership, the limited partnership agreement required the remaining partners to continue the partnership as long as one solvent general partner exists;

(ee)           if such entity is a limited liability company with only one member, (1) its articles of organization, certificate of formation and/or operating agreement, as applicable, provide that the vote of a “springing member” is sufficient to continue the life of the limited liability company in the event of a termination event; and (2) if the vote of the “springing member” is not obtained to continue the life of the limited liability company upon a termination event, its articles of organization, certificate of formation and/or operating agreement as applicable, provide that the limited liability company may not liquidate collateral without the consent of Lender, except as otherwise permitted in the Loan Documents; and

(ff)           if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions.

“Independent Director” and “Independent Manager” means a Person who is not and will not be while serving and for the prior five (5) years has not been (i) a member, partner, manager (other than an “Independent Manager” of the applicable Person), employee, attorney, or counsel of Borrower or its Affiliates, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or its Affiliates (other than revenues received for serving as an Independent Director or Independent Manager or corporate services), or (iii) a member of the immediate family of any member, partner, manager, employee, attorney, customer, supplier or other Person referred to above or (iv) a Person controlling or under the common control of anyone listed in (i) – (iii).  For purposes of this paragraph only, “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person.  For the purposes of this definition only, an Affiliate of a Person includes, without limitation, (i) any officer or director of such Person, and (ii) any record or beneficial owner of more than 10% of any class of ownership interests of such Person.  For purposes of this definition only, “control” of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of ownership interest, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager or an Independent Director, as the case may be, solely because such individual is at the time of initial appointment, or at any time while serving as an Independent Manager or an Independent Director, as the case may be, an Independent Director, an Independent Manager or Springing Limited Partner of a “Special Purpose Entity” affiliated with Borrower or an Affiliate of Borrower provided that such Person is provided by a nationally recognized company that provides professional independent directors or independent managers and corporate services.

“Springing Limited Partner” means together, the individuals listed on signature page to that certain Third Amendment to Amended and Restated Agreement of Limited Partnership of Tampa Westshore Associates Limited Partnership, a Delaware limited partnership dated as of January 1, 2008, by and among T-I REIT, Inc., a Delaware corporation, CSAT, L.P., a Delaware limited partnership, and International Plaza Holding Company, LLC, a Delaware limited liability company.

EXHIBIT G

Assignment and Assumption

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of this _____ day of __________________, _____, and is made by and between(“Assignor”) and (“Assignee”).

PRELIMINARY STATEMENT

Assignor is a party to that certain Loan Agreement dated as of _______________, 2008, (the Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time shall be referred to herein as the “Loan Agreement”), among Tampa Westshore Associates Limited Partnership (“Borrower”), Eurohypo AG, New York Branch, as Agent and the banks named therein (collectively, “Lenders”).  Pursuant to the Loan Agreement, Lenders agreed to make a loan of up to Three Hundred Twenty-Five Million Dollars ($325,000,000) (the “Loan”) to Borrower to refinance the existing indebtedness encumbering International Plaza (the “Project”).  Assignee desires to purchase from Assignor an undivided interest in the Loan under the terms and conditions set forth herein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

AGREEMENT

Assignor and Assignee, in consideration of the matters described in the foregoing Preliminary Statement, which are incorporated herein, and in consideration of the mutual covenants and agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby covenant and agree as follows:

1.           Assignment and Assumption.  Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an undivided interest in and to the Loan and the Loan Documents and Assignor’s rights and obligations thereunder, which interest shall equal a percentage of _______________% and a corresponding Commitment in the maximum amount of $_______________, such that after giving effect to this assignment (i) the Assignee shall hold a Percentage of the Loan equal to _______________% and a Commitment in the maximum amount of $_______________, together with the outstanding rights and obligations under the Loan Agreement and the other Loan Documents in connection with such Commitment, and (ii) Assignor shall hold a Percentage of the Loan equal to _______________% and a Commitment in the maximum amount of $_______________.

2.           Effective Date.  The effective date of this Agreement (the “Effective Date”) shall be ____________________, ______, which shall be no earlier than three (3) Business Days prior to receipt by the Agent of a fully executed copy of this Agreement.  As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder, the assumption of such obligations by Assignee inuring to the direct benefit of Borrower, and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

3.           Payment Obligations.  On the Effective Date the Assignee shall pay to Assignor the outstanding principal balance in respect of the interest purchased hereunder.  Accrued and unpaid interest shall be prorated when received from the Borrower.  The Assignee shall advance funds directly to the Agent with respect to all advances and reimbursement payments to be made on or after the Effective Date with respect to the interest assigned hereby.  Assignee shall not be entitled to any interest or fees, of any nature, paid by the Borrower to Assignor pursuant to the Loan Agreement and the other Loan Documents or otherwise owed to Assignor prior to the Effective Date, except for $_______________.

4.           Representations of the Assignor; Limitations on the Assignor’s Liability.  The Assignor represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder and (b) that such interest is free and clear of any adverse pledge, security interest, claim or other lien or encumbrance.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor, nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loan, or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loan or the Loan Documents.  This Section shall survive the assignment of the interest assigned herein.

5.           Representations and Covenants of the Assignee.  The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (ii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees for the benefit of Borrower and the other Lenders that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in Exhibit 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

6.           Subsequent Assignments.  After the Effective Date, the Assignee shall have the right pursuant to Article 17 of the Loan Agreement to assign the rights which are assigned to the Assignee, provided that any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained.

8.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

9.           Governing Law.  This Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

10.           Notices.  Notices shall be given under this Agreement in the manner set forth in the Loan Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title:

CONSENTED TO:	EUROHYPO AG, NEW YORK BRANCH

By:

Name:

Title:

By:

Name:

Title:

[ADD BORROWER CONSENT IF REQUIRED]

EXHIBIT H

Borrower’s Organizational Chart

[See Attached]